As filed with Securities and Exchange Commission on September 24, 1999.

                     Registration Statement No. 333-_______
================================================================================
                                    UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                               -----------------------
                                      Form SB-2
               Registration Statement Under The Securities Act of 1933
                               ----------------------
                              Bay National Corporation
                   (Name of Small Business Issuer in its Charter)


          Maryland                              6021                      52-2083046
(State or Other Jurisdiction of      (Primary Standard Industrial      (I.R.S. Employer
 Incorporation or Organization)       Classification Code Number)    Identification Number)

                                2328 West Joppa Road
                              Baltimore, Maryland 21093
                                    410/494-2580
(Address and telephone number of principal executive offices and principal place of business)



        Hugh W. Mohler, President                         Copies To:
         Bay National Corporation                  Kenneth B. Abel, Esquire
           2328 West Joppa Road               Frank C. Bonaventure, Jr., Esquire
        Baltimore, Maryland 21093               Ober, Kaler, Grimes & Shriver
               410/494-2580                       A Professional Corporation
                                                   120 E. Baltimore Street
                                                  Baltimore, Maryland 21202
                                                        410/347-7394
             (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                           CALCULATION OF REGISTRATION FEE

                                      DOLLAR        PROPOSED        PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES  AMOUNT TO BE  MAXIMUM OFFERING  AGGREGATE OFFERING      AMOUNT OF
        REGISTERED                  REGISTERED    PRICE PER UNIT          PRICE        REGISTRATION FEE
Common Stock, $0.01 par value   1,500,000 Shares      $10.00          $15,000,000           $4,170

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

RED HERRING LEGEND:

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 1999

                            900,000 SHARES (MINIMUM)
                           1,500,000 SHARES (MAXIMUM)

                            BAY NATIONAL CORPORATION
                                     [LOGO]
                                  COMMON STOCK
                                $10.00 PER SHARE
                           ---------------------------

         This is an initial public offering of shares of common stock of Bay National Corporation, and no public market currently exists for our common stock. We are offering these shares to fund the start-up of a new national bank. The offering price will be $10.00 per share. We will not apply for listing of the common stock on any stock exchange or on The Nasdaq Stock Market.

         Because we are selling these shares on a best efforts, minimum/maximum basis, we will not sell any shares unless we receive subscriptions for at least 900,000 shares. Until we receive subscriptions for 900,000 shares, investors' money will be deposited in an escrow account with Brown Brothers Harriman & Co. The minimum share purchase is 1,000 shares, although we may permit smaller purchases at our discretion. This offering will end on January 31, 2000, or earlier if we sell all of the shares before that date. In addition, we have the option to extend the offering until March 31, 2000. We will not extend the offering beyond March 31, 2000.

                           ---------------------------

         INVESTING IN THE COMMON STOCK INVOLVES SUBSTANTIAL RISK. YOU SHOULD READ CAREFULLY THE SECTION CALLED "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

         We will not engage a broker-dealer to sell the common stock in this offering. Therefore, we will receive all of the offering proceeds without deducting any commissions or fees.


                                                           PER         TOTAL           TOTAL
                                                           SHARE      MINIMUM         MAXIMUM
                                                           -------   ---------       ----------
Public Offering Price......................................$10.00    $9,000,000     $15,000,000
Underwriting Discounts and Commissions.....................None      None           None
Proceeds to Bay National Corporation.......................$10.00    $9,000,000     $15,000,000


                                           ---------------------------

         THE COMMON STOCK DOES NOT REPRESENT A DEPOSIT ACCOUNT OR OTHER OBLIGATION OF OUR PROPOSED BANKING SUBSIDIARY. THE COMMON STOCK IS NOT AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is ____________,1999.

                               PROSPECTUS SUMMARY

         Because this is a summary, it does not contain all of the information that may be important to you. You should read carefully the entire prospectus, including the information under "Risk Factors," before making any decision to buy our common stock.

                 BAY NATIONAL CORPORATION AND BAY NATIONAL BANK

         Bay National Corporation was incorporated in Maryland on June 3, 1999, to operate as a bank holding company. Subject to regulatory approvals, we will use at least $9,000,000 of the net proceeds of this offering and our organizational offering to purchase all of the shares of the common stock of a proposed federally-chartered commercial bank to be named Bay National Bank.

         A group of individuals active in business, professional, banking, financial and charitable activities in the Baltimore, Maryland metropolitan area and the Eastern Shore of Maryland are organizing Bay National Bank because they believe that the banking needs of certain segments of these communities are not being served adequately by existing banks. In particular, Bay National Bank will emphasize meeting the banking needs of small and mid-sized businesses, the owners of these businesses and their employees, business professionals and high net worth individuals. Bay National Bank has not yet opened and will not do so unless we complete this offering and obtain the approvals of the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation.

         We anticipate that Bay National Bank will open in the first quarter of 2000, although we may encounter any number of delays. The main office of Bay National Corporation and Bay National Bank is located at 2328 West Joppa Road, Baltimore, Maryland 21093, and our telephone number is (410) 494-2580. In addition, Bay National Bank will establish a branch office located at 109 Poplar Hill Avenue, Salisbury, Maryland 21801. See "Proposed Business of Bay National Corporation" and "Proposed Business of Bay National Bank" for more information about us, our proposed banking subsidiary and our business plans.

                                            THE OFFERING

Shares Offered                              Minimum of 900,000 and
                                            maximum of 1,500,000 shares of
                                            common stock. We must receive
                                            acceptable subscriptions for a
                                            minimum of 900,000 shares before we
                                            will sell any shares in this
                                            offering.

Subscription Price                          $10.00 per share.

Termination Date                            January 31, 2000, unless we
                                            terminate the offering earlier or
                                            extend it to a date not later than
                                            March 31, 2000.

Minimum Subscription                        1,000 shares ($10,000), although we
                                            may permit smaller subscriptions at
                                            our discretion.

Maximum Subscription                    Twenty percent (20%) of the
                                        total number of shares sold in the
                                        offering. If an entity will own five
                                        percent (5%) or more or an individual
                                        will own ten percent (10%) or more of
                                        the common stock outstanding after the
                                        offering, the entity or individual must
                                        file certain information or applications with bank regulatory agencies prior to purchasing shares in the offering. We may reduce or reject, in whole or in part, any subscription at our sole discretion. See "The Offering."

Gross Proceeds of the Offering          $9,000,000 if the minimum number of
                                        shares are subscribed. $15,000,000 if
                                        the maximum number of shares are
                                        subscribed.

Use of Proceeds                         We will use at least $9,000,000 of the
                                        net proceeds of this offering and our
                                        organizational offering to purchase all
                                        of the shares of common stock of Bay
                                        National Bank. If we do not contribute
                                        additional net proceeds to Bay National
                                        Bank, we will invest those funds in
                                        insured bank deposits and/or short-term
                                        U.S. government and agency securities
                                        until we use those funds for corporate
                                        purposes or to make further
                                        contributions to Bay National Bank's
                                        capital.

                                        Bay National Bank will spend the funds
                                        received from Bay National Corporation
                                        to pay certain organizational and
                                        operating costs, to furnish and equip
                                        facilities for Bay National Bank and for working capital and general corporate purposes of Bay National Bank. See "Use of Proceeds."

                                  RISK FACTORS

         An investment in the common stock involves substantial risk. You should carefully read the section called "Risk Factors."

                                  RISK FACTORS

         An investment in the common stock involves substantial risks. You should carefully read the following, together with the other information in this prospectus, before making a decision to purchase the common stock.

         WE HAVE NO OPERATING HISTORY UPON WHICH TO EVALUATE OUR FUTURE SUCCESS, AND WE DO NOT EXPECT TO BE PROFITABLE INITIALLY. Bay National Corporation and Bay National Bank are in the process of organization and neither has any prior operating history. Our profitability will depend on the results of operations of our principal asset, Bay National Bank. We expect that Bay National Bank will incur operating losses during its initial years of operation and may not achieve profitability, if at all, for at least two years. If we decide to open additional offices, that decision may further delay profitability because of the increased expenses of expansion and because the new offices may not enhance our results of operations as anticipated.

         IF OUR REGULATORY APPROVALS ARE DELAYED OR DENIED, YOU COULD LOSE YOUR INVESTMENT. If offering proceeds are released from escrow but Bay National Bank fails to receive final regulatory approvals or does not open for any other reason, we intend to propose that the stockholders approve a plan to liquidate and dissolve Bay National Corporation. If Bay National Corporation is dissolved, its net assets (generally consisting of the amounts received in this offering and amounts received in our organizational offering, plus any interest earned on those amounts, less the amount of all costs and expenses incurred by Bay National Corporation) would be distributed to stockholders. The amounts distributed in liquidation to stockholders may be substantially less than the amount the stockholders paid for their shares of stock. See "The Offering" for more information about the effect of a dissolution.

         WE WILL DEPEND HEAVILY ON OUR KEY PERSONNEL, INCLUDING MR. HUGH W. MOHLER, MR. JOHN S. DIPIETRO AND MR. THOMAS M. NEALE, AND OUR BUSINESS WOULD SUFFER IF SOMETHING WERE TO HAPPEN TO ANY OF THESE OFFICERS OR IF ANY OF THEM WERE TO LEAVE. Mr. Mohler will be the president and chief executive officer of Bay National Bank, Mr. DiPietro will be the vice president - operations, senior operating officer and senior financial officer of Bay National Bank and Mr. Neale will be the vice president - client services and senior lending officer of Bay National Bank. Each of these individuals will provide valuable services to us and each would be difficult to replace. If any of these individuals were to leave for any reason, our business would suffer. We intend to carry key man life insurance on each of these officers, payable to Bay National Bank, in an amount of $1,000,000 per officer. In addition, because our business will be relationship driven, the loss of an employee who has primary contact with one or more of our clients could have a material adverse effect on our operations.


         OUR LENDING STRATEGY INVOLVES RISKS RESULTING FROM OUR CHOICE OF LOAN PORTFOLIO. We expect that Bay National Bank's loan portfolio will be made up largely of commercial business loans and commercial real estate loans for owner-occupied properties. Bay National Bank will also offer construction loans, consumer loans and mortgage loans for owner-occupied residential properties, although we expect that most of the residential mortgage loans will be sold in the secondary market. Commercial business and commercial real estate loans generally carry a higher degree of credit risk than do residential mortgage loans because of several factors including larger loan balances, dependence on the successful operation of a business or a project for repayment, or loan terms with a balloon payment rather than full amortization over the loan term. See "Proposed Business of Bay National Bank--Loan Portfolio" for more information about our proposed loan portfolio and the associated lending risks.

         FUTURE PROVISIONS FOR LOAN LOSSES COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS. Bay National Bank will maintain an allowance for loan losses to provide for loan defaults and nonperformance. The allowance will be based on, among other things, prior experience with loan losses and an evaluation of the risks in the current portfolio. Because Bay National Bank is a new bank with no prior loan experience, future adjustments may be necessary if economic, operating and other conditions differ substantially from the assumptions used in making the initial allowance determinations. In addition, we anticipate that Bay National Bank's allowance for loan losses will increase in the future as it expands its lending activities. Also, regulatory agencies may require Bay National Bank to add to the allowance based on their judgments when they conduct examinations of Bay National Bank.

         WE CANNOT GUARANTEE THAT OUR EXPANSION STRATEGIES WILL BE SUCCESSFUL. We may expand our business in the future by opening additional offices in strategic market locations outside of North Baltimore and Salisbury, Maryland and will consider other opportunities when they arise. At this time, we have not identified any new market locations or other opportunities. Our success in expanding our business will depend on, among other things, our ability to obtain regulatory approvals, our access to capital, our ability to manage growth and our ability to attract and train qualified employees. We cannot guarantee that we will be able to do any of these things. See "Proposed Business of Bay National Bank" for more information about our business plans.

         GOVERNMENT REGULATION MIGHT NEGATIVELY IMPACT OUR OPERATING RESULTS. Bay National Corporation and Bay National Bank will operate in a highly regulated environment and will be subject to examination, supervision and comprehensive regulation by several federal and state regulatory agencies. Banking regulations, designed primarily for the safety of depositors, may limit the growth of Bay National Bank and the return to investors by restricting activities such as the payment of dividends; mergers with, or acquisitions by, other institutions; investments; loans and interest rates; interest rates paid on deposits and the creation of branch offices. Laws and regulations could change at any time, and changes could adversely affect our business. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to operate profitably. See "Supervision and Regulation" for more information about applicable banking regulations.

         OUR LENDING LIMIT MAY LIMIT OUR GROWTH. We will be limited in the amount we can loan to a single borrower by the amount of Bay National Bank's capital. Specifically, under current law, we may lend up to 15% of Bay National Bank's unimpaired capital and surplus to any one borrower. Furthermore, until Bay National Bank is profitable, our capital will decrease which will result in a decrease to our lending limit. Our lending limit will be significantly less than that of many of our competitors and may discourage potential borrowers who have credit needs in excess of our lending limit to do business with us. We intend to accommodate larger loans by selling participations in those loans to other financial institutions, but this strategy may not succeed.

         BAY NATIONAL BANK WILL FACE SUBSTANTIAL COMPETITION WHICH COULD ADVERSELY AFFECT OUR GROWTH AND OPERATING RESULTS. Bay National Bank will operate in a competitive market for financial services and will face intense competition from other financial institutions both in making loans and in attracting deposits. Many of these financial institutions have been in business for many years, are significantly larger, have established customer bases, have greater financial resources and lending limits than will Bay National Bank, and are able to offer certain services that Bay National Bank will not be able to offer. See "Proposed Business of Bay National Bank--Competition" for more information about competition in our market area.

         BAY NATIONAL BANK'S ABILITY TO COMPETE MAY SUFFER IF IT CANNOT TAKE ADVANTAGE OF TECHNOLOGY BECAUSE IT WILL NOT HAVE A LARGE BRANCH NETWORK. Our business strategy relies less on our customers' access to a large branch network and more on access to technology and personal relationships. Further, the market for financial services is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, Internet-based banking, telephone banking, debit cards and so-called "smart" cards. Our ability to compete successfully may depend on the extent to which we can take advantage of technological changes and the extent to which our customers embrace technology to do their banking transactions. More information about our plans to provide these types of services appears under the caption "Proposed Business of Bay National Bank--Other Banking and Financial Services."

         THE COMPUTER SYSTEMS OF OUR DATA PROCESSING FIRM OR OUR BORROWERS COULD FAIL TO OPERATE AS A RESULT OF THE YEAR 2000 ISSUE. The much publicized Year 2000 Issue is the result of computer programs using two digits rather than four to define a year. Computer programs with date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. Problems with software used for bank operations could cause disruptions to operations, including the temporary inability to process transactions or engage in similar routine business activities. In addition, the Year 2000 Issue increases transaction risks with third parties, including customers. If we or our data processing vendor fail to achieve Year 2000 compliance by the time we open for business in 2000, our earnings, cash flows and overall financial condition could be adversely affected. In addition to risks relating to internal Year 2000 compliance, we may be vulnerable to the failure of our borrowers to remedy their own Year 2000 issues. We have provided more information about the Year 2000 Issue under the caption "Management's Plan of Operation--Year 2000."

         OUR BOARD OF DIRECTORS ESTABLISHED AN ARBITRARY OFFERING PRICE, WHICH MAY NOT REFLECT THE VALUE OF AN INVESTMENT IN OUR STOCK. Our board of directors arbitrarily determined the offering price of the shares offered by this prospectus. We did not engage an independent investment banking firm to assist in determining the offering price. The $10.00 per share price bears no relationship to the assets, earnings, book value or other established measures of value of Bay National Corporation or Bay National Bank. In fixing the price, the board considered primarily the subscription prices of securities offered by other newly organized financial institutions and bank holding companies.

         WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE. Bay National Bank will be the wholly owned subsidiary of Bay National Corporation and, initially, will be our principal source of revenue. We anticipate that Bay National Bank will incur losses during its initial phase of operations, and we do not expect to pay any dividends for at least the first three years of our operations. Even if Bay National Bank and Bay National Corporation have earnings in an amount sufficient to pay dividends, we intend to reinvest earnings for the purpose of funding the growth of Bay National Corporation and Bay National Bank. See "Dividend Policy" and "Supervision and Regulation--Dividends" for information about factors affecting our ability to pay dividends.

         IF WE DON'T SELL THE MINIMUM OFFERING, YOU WILL HAVE LOST THE USE OF YOUR SUBSCRIPTION FUNDS WHILE THEY ARE HELD IN ESCROW. The common stock is being sold through certain directors and officers of Bay National Corporation. No broker-dealer will assist us in the offering. Because the offering is not underwritten, the sale of the minimum number of shares is not guaranteed. If the minimum number of shares is not subscribed for, subscriber funds will be returned with interest, but subscribers will have lost the ability to invest their funds in a higher yielding investment during the offering.

         WE MAY NOT BE SUCCESSFUL IN ESTABLISHING A NEW BANK. As a newly organized institution we will rely or have relied on our officers and directors to locate and establish appropriate facilities for Bay National Bank, hire staff, develop and implement marketing and business development strategies and identify and evaluate potential lines of business in addition to Bay National Bank's core commercial banking functions. The Board of Directors and officers will have substantial discretion in these matters, and we cannot guarantee that they will be successful in establishing a new bank in a competitive market.

         WE DO NOT EXPECT THAT OUR STOCK WILL HAVE AN ACTIVE TRADING MARKET. While the common stock will be freely transferable by most investors in this offering immediately upon issuance, we do not anticipate an active market for trading following this offering. You should only invest in the common stock if you have a long-term investment objective. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all. At this time, we do not intend to list the common stock on any national securities exchange or on The Nasdaq Stock Market. See "The Offering--Limited Market for Shares" for more information about trading of our shares.

         BAY NATIONAL CORPORATION MANAGEMENT AND THEIR AFFILIATES MAY HAVE THE POWER TO BLOCK CERTAIN STOCKHOLDER APPROVALS. Directors and officers of Bay National Corporation have indicated their intention to purchase approximately 100,000 shares in the offering. The shares purchased in the offering, together with shares of common stock currently owned by the directors and officers, would result in the directors and officers owning approximately 17.53% of the shares if the minimum number of shares is sold and approximately 11.01% of the shares if the maximum number of shares is sold. Directors and officers or persons related or affiliated with them may purchase additional shares in the offering and may purchase shares upon the exercise of warrants or options which have or may be granted to them. If more than 20% of the shares outstanding after the offering are held by directors, officers and their affiliates, then this group could, by voting against a proposal submitted to stockholders, block the approval of any proposal which requires the affirmative vote of 80% of the stockholders. Those proposals include certain business combinations and charter amendments. See "Description of Capital Stock" for more information about stockholder voting and other charter provisions.

         IF WE ISSUE ADDITIONAL STOCK IN THE FUTURE, YOUR PERCENTAGE OF OWNERSHIP OF BAY NATIONAL CORPORATION WILL BE REDUCED. As a stockholder of Bay National Corporation, you will not have preemptive rights with respect to the issuance of additional shares of common stock or the issuance of any other class of stock. This means that if we decide to issue additional shares of stock, you will not automatically be entitled to purchase additional shares to maintain your percentage ownership. If addition, if we sell additional shares in the future, it is possible that those shares may be issued on terms more favorable than the terms of this offering.

         THE EXERCISE OF WARRANTS AND STOCK OPTIONS WILL CAUSE DILUTION AND MAY ADVERSELY AFFECT THE VALUE OF THE COMMON STOCK. We have issued to purchasers in the organizational offering warrants to purchase one share of common stock at $10.00 per share for every two shares that they purchased in the organizational offering. Because 112,500 shares of common stock were purchased in the organizational offering, we issued warrants to purchase 56,250 shares of common stock. In addition, after the offering, we will adopt a stock option plan which will permit us to grant options to our officers, directors and employees. Under the plan, we intend to grant options to Messrs. Mohler, DiPietro and Neale to purchase an aggregate of 6% of the shares of common stock outstanding after the offering at an exercise price of $10.00 per share. The exercise of warrants or options would dilute your ownership interest in Bay National Corporation. See "Certain Transactions" and "Management--Stock Option Plans" for more information about the warrants and options.

         Some of the information in this prospectus may include "forward-looking statements." These statements use words such as "may," "will," "expect," "anticipate," "plan," "estimate" or similar words, and they discuss our future expectations, projections of financial results or strategies that are subject to risks and uncertainties. When you read a forward-looking statement, you should keep in mind the risk factors described above and any other information contained in this prospectus which identifies a risk or uncertainty. Our actual results and the actual outcome of our expectations and strategies could be different from what we have described in this prospectus because of these risks and uncertainties.

                 BAY NATIONAL CORPORATION AND BAY NATIONAL BANK

         Bay National Corporation was incorporated under the laws of the State of Maryland on June 3, 1999, to operate as a bank holding company. We will file an application with the Board of Governors of the Federal Reserve System ("Federal Reserve Board") for approval to become a bank holding company pursuant to the Bank Holding Company Act of 1956, and to purchase all of the capital stock to be issued by Bay National Bank.

         We will file an application to organize Bay National Bank with the Office of the Comptroller of the Currency ("OCC"). The application will assume the sale of all of the shares of Bay National Bank's common stock to Bay National Corporation for an aggregate price of $9,000,000. Depending on the amount of money we raise in the offering, we may purchase additional shares of common stock of Bay National Bank, or otherwise contribute additional proceeds to Bay National Bank, or retain a portion of the additional proceeds in Bay National Corporation. See "Use of Proceeds." We also will file an application for insurance of Bay National Bank's deposits with the Federal Deposit Insurance Corporation ("FDIC").

         We anticipate that Bay National Bank will open in the first quarter of 2000. However, our ability to meet the targeted opening date depends upon a number of factors which may be beyond our control, including the timely completion of this offering and the receipt of approvals by the bank regulatory agencies. Any delay in the commencement of operations could increase the estimated pre-opening expenses of Bay National Bank.

         Bay National Corporation and Bay National Bank have not commenced active business operations and neither will do so unless this offering is successfully completed and Bay National Bank meets the conditions of the OCC to commence the business of banking and of the FDIC to receive deposit insurance. Bay National Corporation also must obtain approval from the Federal Reserve Board to become a bank holding company.

                                  THE OFFERING

GENERAL

         We are offering for sale a minimum of 900,000 and a maximum of 1,500,000 shares of common stock at a price of $10.00 per share. No shares will be sold unless we receive acceptable subscriptions for a minimum of 900,000 shares. We expect that directors and officers of Bay National Corporation and Bay National Bank will purchase approximately 100,000 of the shares offered.

         We must receive subscriptions to purchase shares no later than 5:00 p.m., Eastern time, on January 31, 2000, unless we elect to terminate or extend the offering. We reserve the right to terminate the offering at any time prior to January 31, 2000, or to extend the expiration date to March 31, 2000. Investors must subscribe to purchase a minimum of 1,000 shares (for a minimum investment of $10,000), subject to our right to permit smaller subscriptions at our discretion. If an entity will own five percent (5%) or more or an individual will own ten percent (10%) or more of the common stock outstanding after the offering, the entity or individual must file certain information or applications with bank regulatory agencies prior to purchasing shares in the offering.

         We will not engage a broker-dealer and will not pay any underwriting discounts or commissions for the sale of the shares. Directors and officers of Bay National Corporation will solicit subscriptions from prospective stockholders. The directors and officers will not receive any special compensation for such services but will be reimbursed for reasonable expenses.

METHOD OF SUBSCRIPTION

         If you wish to purchase shares, you must complete and sign the Subscription Agreement accompanying this prospectus and deliver the completed Subscription Agreement to Bay National Corporation prior to the termination date of the offering, together with payment in full of the subscription price of all shares subscribed for. Such payment must be by check or bank draft drawn upon a U.S. bank, payable to "Brown Brothers Harriman & Co., Escrow Agent for Bay National Corporation." If you wish to wire funds to our escrow account, you may call Bay National Corporation at (410) 494-2580 to obtain wiring instructions. IF PAYING BY UNCERTIFIED PERSONAL CHECK, YOU SHOULD ALLOW AT LEAST FIVE BUSINESS DAYS PRIOR TO THE TERMINATION DATE FOR THE FUNDS TO CLEAR.

         We will deposit all funds in the Bay National Corporation escrow account. Pending closing of the offering, funds will be invested in bank accounts, short-term certificates of deposit or short-term securities issued or guaranteed by the United States government.

         The address to which Subscription Agreements and payment of the subscription price should be delivered is:

                            Bay National Corporation
                              2328 West Joppa Road
                                    Suite 120
                            Baltimore, Maryland 21093
                      Attention: Hugh W. Mohler, President
                          Telephone No.: (410) 494-2580

          WE RECOMMEND THAT YOU SEND YOUR SUBSCRIPTION AGREEMENT AND PAYMENT BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND ALLOW A SUFFICIENT NUMBER OF DAYS FOR DELIVERY AND CLEARANCE OF PAYMENT PRIOR TO THE TERMINATION DATE OF THE OFFERING. THE FULL SUBSCRIPTION PRICE FOR THE SHARES SUBSCRIBED FOR MUST BE INCLUDED WITH THE SUBSCRIPTION AGREEMENT. FAILURE TO INCLUDE THE FULL SUBSCRIPTION PRICE WITH THE SUBSCRIPTION AGREEMENT MAY CAUSE US TO REJECT THE SUBSCRIPTION.

ESCROW ACCOUNT; RETURN OF FUNDS UPON FAILURE TO COMPLETE THE OFFERING OR UPON LIQUIDATION

         We established an escrow account at Brown Brothers Harriman & Co., Philadelphia, Pennsylvania, for deposit of all subscription funds. Brown Brothers Harriman & Co. is a state chartered private commercial bank subject to examination and regulation by the Department of Banking of the Commonwealth of Pennsylvania. Subscription funds may be invested temporarily in bank accounts, short-term certificates of deposit or short-term securities issued or guaranteed by the United States government. If the offering is not completed for any reason, all subscription funds will be returned to investors together with their respective pro-rata share of any interest earned on the subscription funds.

         We have the right to break escrow, receive the funds in the escrow account and issue shares of common stock to subscribers at any time after we receive acceptable subscriptions for 900,000 shares and the preliminary approval of Bay National Bank's charter by the OCC. Such preliminary approval does not authorize Bay National Bank to open for business. That authority will not be granted until we obtain insurance of Bay National Bank's deposits by the FDIC and satisfy any other conditions imposed by the OCC.

         We cannot guarantee that Bay National Bank will receive final approval to commence business from all applicable regulatory agencies. If we elect to break escrow prior to Bay National Bank's receipt of final approvals to commence business, but such approvals are not ultimately obtained, your funds will be irrevocably invested in the common stock. However, we would not be able to implement our plan to own and operate a newly formed bank. In that event, we would likely begin liquidation proceedings and distribute investor funds, without interest, as soon as possible after completion of those proceedings.

         Prior to any distributions to investors, all incurred expenses would be paid. Accordingly, the amounts distributed in liquidation to investors may be substantially less than the amount the investors paid for their shares of stock. We cannot estimate what the amount of liquidation proceeds would be.

ACCEPTANCE, CANCELLATION AND REFUNDING OF SUBSCRIPTIONS

         Although subscribers may not revoke their subscriptions, Subscription Agreements are not binding on us until we accept them and we authorize the release of offering proceeds from escrow. We reserve the right to reject, at our sole discretion, any Subscription Agreement or to allot a smaller number of shares than the number for which a person has subscribed. In addition, we reserve the right to cancel any subscription, for any reason in our sole discretion, before we authorize the release of offering proceeds from escrow. In determining the number of shares to allot to each subscriber in the event the offering is oversubscribed or otherwise, we may take into account the order in which subscriptions were received; a subscriber's potential to do business with, or to direct customers to, Bay National Bank; our desire to have a broad distribution of stock ownership and legal or regulatory restrictions.

         If we reject all or a portion of any subscription, or if we cancel all or a portion of any subscription before offering proceeds are released from escrow, the escrow agent will promptly refund to the subscriber the amount submitted, or the rejected or canceled portion thereof, without interest or deduction. If for any reason the offering is not completed, all subscription funds will be promptly refunded to subscribers together with their respective pro-rata share of any interest earned on the subscription funds. After all refunds have been made, the escrow agent, Bay National Corporation, Bay National Bank and their respective directors, officers and agents will have no further liability to subscribers.

         Certificates representing shares duly subscribed and paid for will be issued by Bay National Corporation as soon as practicable after funds are released to Bay National Corporation by the escrow agent.

LIMITED MARKET FOR SHARES

         Except for shares held by Bay National Corporation's directors and certain officers, the shares sold in the offering will be freely transferable immediately upon issuance and will not be subject to any transfer restrictions. However, we do not anticipate that an active trading market for the shares will develop in the foreseeable future. After the offering, we will encourage broker-dealers to match buy and sell orders, or "make a market" for our common stock on the OTC Bulletin Board. Although we anticipate that one or more broker-dealers will be willing to make a market in our common stock, as of the date of this prospectus no broker-dealer has committed to doing so. The trading markets for securities on the OTC Bulletin Board typically lack the depth, liquidity and orderliness necessary to maintain a liquid market. A liquid public market depends on having enough buyers and sellers at any given time. Because this is a relatively small offering, we do not expect to have enough stockholders or outstanding shares to support an active trading market.

                                 USE OF PROCEEDS

         The proceeds to Bay National Corporation from the sale of the shares will be $9,000,000 if the minimum number of shares is sold and $15,000,000 if the maximum number of shares is sold, before deducting expenses of the offering, which include legal, accounting and filing expenses, and are estimated at $165,000. The proceeds to Bay National Corporation from the organizational offering was $1,125,000.

         We will use $9,000,000 of the net proceeds of this offering and the organizational offering to purchase all of the common stock of Bay National Bank. We will pay all of the organizational and offering expenses and certain operating costs of Bay National Corporation from the proceeds of this offering and the organizational offering, in an estimated aggregate amount of $565,000. The balance of the proceeds from this offering and the organizational offering, estimated to be $560,000 if the minimum number of shares is sold, or $6,560,000 if the maximum number of shares is sold, will be retained by Bay National Corporation for general corporate purposes. However, we may decide to contribute all or a portion of the balance of the proceeds to Bay National Bank. As a condition to the approval of Bay National Bank's charter or its establishment of a Salisbury, Maryland, branch, bank regulators may require that we contribute more than $9,000,000 to Bay National Bank's capital.

            Bay National Bank will apply the proceeds from the sale of its capital stock to Bay National Corporation to pay for certain of its organizational and prepaid operating costs in an estimated amount of $41,000 and to furnish and equip Bay National Bank's two offices at an estimated cost of $745,000. The balance of the proceeds, estimated at $8,214,000, will be used to fund lending activities, to provide working capital for expansion and for general corporate purposes, including the purchase of investment securities.

         The following table reflects the anticipated allocation of the gross proceeds of this offering and the organizational offering.



                                                                        PERCENTAGE OF                    PERCENTAGE OF
                                                      MINIMUM                NET            MAXIMUM           NET
                                                      AMOUNT            PROCEEDS (1)        AMOUNT        PROCEEDS(1)
                                                   ---------------      ------------      ------------    -----------
BAY NATIONAL CORPORATION:
Gross Offering Proceeds.........................  $    10,125,000                          $16,125,000
Offering Expenses...............................  $       165,000                          $   165,000
                                                  ---------------                          -----------
Net Offering Proceeds...........................  $     9,960,000         100.00%          $15,960,000     100.00%
Purchase of Stock of Bank/
      Capital Contributions.....................  $     9,000,000          90.36%          $ 9,000,000      56.39%
Salary and Benefits.............................  $       310,000           3.11%          $   310,000       1.94%
Other Pre-Opening Expenses......................  $        90,000           0.91%          $    90,000       0.57%
Working Capital.................................  $       560,000           5.62%          $ 6,560,000      41.10%

BAY NATIONAL BANK:
Proceeds of Capital Contributions
      by Bay National Corporation...............  $     9,000,000         100.00%          $ 9,000,000     100.00%
Leasehold and Equipment Acquisition.............  $       690,000           7.67%          $   690,000       7.67%
Other Pre-Opening and Occupancy
      Expenses..................................  $        55,000           0.61%          $    55,000       0.61%
Registration and Filing Fees....................  $        15,000           0.17%           $   15,000       0.17%
Prepaid Operating Expenses......................  $        26,000           0.29%           $   26,000        0.29%
Working Capital.................................  $     8,214,000          91.26%           $8,214,000       91.26%



(1) Percent of net proceeds, in the case of Bay National Bank, is calculated on the basis of percent of net proceeds contributed to Bay National Bank by Bay National Corporation.

                                 CAPITALIZATION

         The following table shows Bay National Corporation's capitalization as of August 31, 1999 and the pro forma consolidated capitalization of Bay National Corporation and Bay National Bank as adjusted to give effect to (i) the sale of 900,000 shares and (ii) the sale of 1,500,000 shares, at a price of $10.00 per share, less estimated offering expenses of $165,000 and estimated pre-opening expenses (other than leasehold and equipment expenses and pre-paid operating expenses of Bay National Bank) in an aggregate amount of $470,000.



                                                                        MINIMUM NUMBER OF      MAXIMUM NUMBER OF
STOCKHOLDERS' EQUITY:                             AUGUST 31, 1999(1)       SHARES SOLD            SHARES SOLD
                                                 ------------------    -----------------      ------------------

Common Stock,  $0.01 par value;  9,000,000
     shares  authorized;   112,500  shares
     outstanding;     1,012,500     shares
     outstanding  (minimum offering);  and
     1,612,500     shares      outstanding
     (maximum offering)........................     $     1,125          $       10,125         $      16,125
Preferred Stock, $0.01 par value;
     1,000,000 shares authorized; no
     shares outstanding........................            --                     --                     --
Additional paid-in capital(2)..................        1,123,875             9,949,875              15,943,875
Deficit accumulated during development
     stage.....................................         (109,909)             (470,000)               (470,000)
                                                      ----------          ------------           -------------
Total stockholders' equity.....................      $ 1,015,091          $  9,490,000           $  15,490,000
Net tangible book value per share                    $      9.02          $       9.37           $        9.61



(1) This represents shares of common stock sold in the organizational offering.
(2) Estimated offering expenses of $165,000 will be charged against this account.

                                 DIVIDEND POLICY

         We expect that Bay National Corporation will retain all earnings, if any, in order to provide more funds to operate and expand our business and, therefore, we have no plans to pay any cash dividends for at least the first three years of our operations. If we decide to pay dividends in the future, our ability to do so will depend on the ability of Bay National Bank to pay dividends to Bay National Corporation. Bay National Bank cannot pay dividends to Bay National Corporation unless it complies with certain regulatory requirements regarding the payment of dividends by a national bank. See "Supervision and Regulation." In addition, we would consider a number of other factors, including our earnings prospects, financial condition and cash needs before deciding to pay dividends. If you are looking for an investment that pays dividends, you should not invest in this offering.

                  PROPOSED BUSINESS OF BAY NATIONAL CORPORATION

         Bay National Corporation expects to file an application to become a bank holding company with the Federal Reserve Board in the near future. We know of no reason why the approval from the Federal Reserve Board would not be received, but we cannot predict when such approval will be received, or if the Federal Reserve Board will impose any conditions on its approval.

         Our principal asset will be our investment in all of the issued and outstanding capital stock of Bay National Bank and Bay National Bank's principal business will be commercial banking. With the prior approval of the Federal Reserve Board, we may engage in non-banking activities closely related to the business of banking. For example, with such approval, we could make and service loans through a consumer finance subsidiary, or provide other types of commercial financing. Further, the Federal Reserve Board allows bank holding companies to give investment or financial advice, lease personal or real property, provide data processing and courier services, or invest in small business investment companies, among other permissible activities. Other than our intent to engage in commercial banking through Bay National Bank, we are not actively seeking other business opportunities at this time. However, if a favorable opportunity is presented, we would consider it.

                     PROPOSED BUSINESS OF BAY NATIONAL BANK

GENERAL

         As of the date of this prospectus, Bay National Bank has not been authorized to conduct its banking business and has not engaged in any operations. The issuance of a charter by the OCC and the approval of deposit insurance by the FDIC will be dependent upon Bay National Corporation's and Bay National Bank's compliance with certain conditions and procedures, including the sale of Bay National Bank's stock to Bay National Corporation, the completion of Bay National Bank's business premises, the purchase of certain fidelity and other insurance, the hiring of staff and the adoption of certain operating procedures and policies. When all conditions have been satisfied, Bay National Bank will open for business with its main office in North Baltimore, Maryland and a branch office in Salisbury, Maryland. Bay National Bank will accept checking and savings deposits and will offer a wide range of commercial and industrial, real estate, consumer and residential mortgage loans.

MARKETING FOCUS


         As a result of bank mergers over the past decade, many banks in the Baltimore metropolitan area and the Eastern Shore of Maryland are local branches of large regional and national banks. Although size gives the larger banks some advantages in competing for business from large corporations, including economies of scale and higher lending limits, we believe that these "megabanks" have focused on a mass market approach which de-emphasizes personal contact and service. We also believe that the centralization of decision-making power at these large institutions has resulted in a lack of customer service. At many of these institutions, determinations are made at the "home office" by individuals who lack personal contact with customers as well as an understanding of the customers' needs and scope of the relationship with the institution.

         We believe that this trend has been particularly frustrating to owners of small and mid-sized businesses, business professionals and high net worth individuals who traditionally were accustomed to dealing directly with a bank executive who had an understanding of their banking needs with the ability to deliver a prompt response.

         Bay National Bank will be a locally owned, locally managed commercial bank that will meet the financial needs of a targeted population. Specifically, we will target our commercial banking services to small and mid-sized businesses and will target our retail banking services to the owners of these businesses and their employees, to business professionals and high net worth individuals.

         We will seek to distinguish ourselves by

         o        Developing personal relationships with our customers.

         o Customizing our products to fit the needs of our customers instead of adopting a "one size fits all" mentality.

         o        Streamlining the decision making process.

         o Offering our customers additional complementary services, such as insurance and investment advice, through relationships with strategic partners.

         We do not intend for our bank offices to be organized in the traditional retail branch structure, which is transaction and "bank teller" oriented. Instead, we plan to adopt a "sit-down" model where customers are greeted by a personal banker and taken to a private desk. We believe that this environment will make service more individualized and enhance the banker's understanding of the customer's needs. Furthermore, our branch locations will not focus on capturing every customer within the surrounding area. Instead, they will be strategically located in areas convenient to our customer base.

BANK LOCATION AND MARKET AREA

         Bay National Bank's headquarters will be located in North Baltimore, Maryland. We intend to serve the Baltimore metropolitan area from that location, with our primary service area being Towson, Lutherville-Timonium, Cockeysville, Hunt Valley, Ruxton and Roland Park. This is a busy commercial area with a stable population of over 125,000. We estimate that this area is home to at least 5,000 businesses and over 80,000 employees. Towson, which is the county seat of Baltimore County, is the center of this commercial activity.

         We will also establish a branch office in Salisbury, Maryland, from which we will service Maryland's Eastern Shore. Salisbury is located in Wicomico County and has approximately 55,000 of Wicomico County's 80,000 residents. Salisbury is the commercial center of

Maryland's Eastern Shore, and Wicomico County, with approximately 3,200 businesses and over 38,000 employees, has more businesses than any of the other counties in the region.

         Bay National Bank's two locations will enable us to take advantage of the significant ties that our management and our directors have to these two areas.

LOAN PORTFOLIO

         Bay National Bank will offer a full range of loans, including commercial and industrial loans, real estate loans, consumer loans and residential mortgage and home equity loans. We anticipate that commercial business and commercial real estate loans for owner-occupied properties will be Bay National Bank's primary loan products.

         The goal of Bay National Bank's lending program will be to meet the credit needs of our client base while using sound credit principles to protect the quality of our assets. Our business and credit strategy will be relationship driven, and Bay National Bank will strive to provide a reliable source of credit, a variety of lending alternatives and sound financial advice.

         Assuming the sale of the minimum number of shares in the offering, Bay National Bank will have a legal lending limit of approximately $1,500,000 to any one borrower, which would constitute approximately 15% of Bay National Bank's unimpaired capital and surplus. We intend to originate loans and to participate with other lenders in loans which exceed Bay National Bank's lending limits. We do not believe that loan participations which Bay National Bank purchases will necessarily pose any greater risk of loss than loans which Bay National Bank originates.

         The following is a description of the types of loans we expect to have in our loan portfolio and the anticipated risks associated with each type of loan:

         o Commercial and industrial loans for business purposes including working capital, equipment purchases, lines of credit and government contract financing. Asset-based lending, accounts receivable financing and lease financing also will be available. We estimate that commercial loans will constitute approximately 80% of Bay National Bank's loan portfolio. Initially, we intend to target small and mid-sized businesses in our market area with credit needs in the range of up to $5,000,000. Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to repay using his or her employment and other income and which are secured by real property which can be valued easily, commercial business loans are riskier and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans depends substantially on the success of the business itself. Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

         o Real estate loans, including land development and construction loan financing, primarily for owner-occupied premises. We estimate that real estate loans will constitute approximately 10% of Bay National Bank's loan portfolio.

                  Commercial real estate loans usually are larger and present more risk than do residential mortgage loans. Because payments on loans secured by commercial real estate depend on the successful operation or management of the properties that secure the loans, repayment is affected significantly by downturns in the real estate market or in the economy.

                  Construction loans generally involve a higher degree of credit risk than residential mortgage loans. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property's value at completion of construction or development compared with the estimated cost of construction and, in the case of owner-occupied premises, the success of the owner's business. If the estimate of value proves to be inaccurate, the value of the project when completed could be insufficient to ensure full repayment of the loan.

         o Consumer loans including automobile and personal loans. In addition, Bay National Bank will offer personal lines of credit. We estimate that consumer loans will constitute approximately 5% of Bay National Bank's loan portfolio. Our consumer loans will be targeted to business owners and their employees, business professionals and high net worth individuals.

                  Consumer loans may present greater credit risk than residential mortgage loans because many consumer loans are unsecured or are secured by rapidly depreciating assets, such as automobiles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance because of the greater likelihood of damage, loss or depreciation. Consumer loan collections depend on the borrower's continuing financial stability. If a borrower suffers personal financial difficulties, the loan may not be repaid. Also, various federal and state laws, including bankruptcy and insolvency laws, may limit the amount Bay National Bank can recover on such loans.

         o Residential mortgage loans, including first and second mortgage loans and home equity loans secured by single-family owner-occupied residences. Because we will sell most of these loans in the secondary market, we estimate that residential mortgage loans will constitute approximately 5% of Bay National Bank's loan portfolio. Like our consumer loans, our residential mortgage loans will be targeted to business owners and their employees, business professionals and high net worth individuals.

                  We expect that the residential mortgage loans will adhere to standards developed by FNMA/FHLMC. We intend to require private mortgage insurance for loans in excess of 80% of a property's value and, generally, do not anticipate making loans with loan-to-value ratios in excess of 90%. We anticipate that fixed-rate, conforming residential mortgage loans will be sold to the secondary market at origination. We anticipate selling participations in nonconforming, nonstandard loans, such as ARM loans. Therefore, we expect to sell those loans which have a lower degree of risk relative to the other types of loans that we expect to make.

DEPOSITS

         Bay National Bank will offer a wide range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, interest bearing statement savings accounts and certificates of deposit with fixed and variable rates and a range of maturity date options.

         Bay National Bank will pay competitive interest rates on time and savings deposits. As a new bank, we believe that we will have a competitive advantage over some of the larger, more established banks in our market area with respect to the interest rates paid on our deposits. Specifically, we may be able to set our initial deposit rates higher than those of more established banks because, unlike an existing bank, our rates will not have to compete against the deposit rates earned by existing customers.

OTHER BANKING AND FINANCIAL SERVICES

         We will offer commercial customers cash management services such as sweep accounts, account reconciliation, lockbox services and wire transfers of funds. Additionally, we will make available telephone banking, ATM/debit cards, safe deposit boxes, after-hours deposit services, travelers checks, direct deposit of payroll and automatic drafts for various accounts. These services will be provided either directly by us or through correspondent banking relationships. However, we do not intend to have an ATM machine at our main office or our branch in Salisbury.

         In addition, Bay National Bank's customers will be able to access information about their accounts and view information about Bay National Bank's services and products on Bay National Bank's website, which will be located at http://www.baynationalbank.com. In the future, we expect, subject to regulatory approval, that the website will permit customers to make transfers of funds among accounts, pay bills, download information to financial software packages, send e-mail to Bay National Bank personnel and apply for banking products, such as the opening of an account.

         We do not anticipate that Bay National Bank will exercise trust powers during its initial years of operation. However, we plan on entering into correspondent banking relationships with strategic partners that will provide trust services to our customers.

         We plan on offering, through strategic partners, investment advisory, risk management and employee benefit services. Through these carefully structured affiliations, we will be able to offer our clients a full range of financial services, including investment advice, personal and business insurance products and employee benefit products such as pension and 401K plan administration. To the extent permitted by applicable regulations, the strategic partners may share fees and commissions with Bay National Bank. When we develop sufficient volume in any of these lines of business, we may provide these services ourselves if permitted by applicable regulations. In all of our relationships with our strategic partners, we will be the client's initial point of contact in order to control service quality.

         Bay National Bank will consider offering additional banking products and services as warranted by customer demand. We believe that our data processing capability, which will be provided through a third party vendor, will be more than adequate to support the introduction of new products and services.

         We have engaged DGF Projects, Inc. to provide us with corporate communications and investor relations services. Daniel G. Finney, a principal of DGF, has over twenty years experience in marketing, corporate communications and investor relations for companies in the financial services industry. DGF and Mr. Finney will assist us with corporate communications and will assist Bay National Bank with establishing an identity in its markets.

SOURCE OF BUSINESS

         A philosophy of superior personal service and convenience drives the formation of Bay National Bank's business development strategies. Initially, we will build our customer base from stockholders, officers and directors. We also expect to capitalize upon the extensive business and personal contacts and relationships of our officers and directors. To introduce new customers to Bay National Bank, we will aggressively market ourselves to business owners and professionals and their organizations.

         We believe that Bay National Bank has a unique opportunity to fill an important niche in the marketplace with the potential to rise above the competition.

ASSET MANAGEMENT

         Consistent with Bay National Bank's objective to serve the needs of small and mid-sized businesses, we expect that our assets will be concentrated in commercial loans. In accordance with the requirements of prudent banking practices, we also will invest assets, in amounts we believe to be adequate, in high-grade securities to provide liquidity and safety. Loans will be targeted at 75% or less of deposits (excluding repurchase agreements), and structured generally with variable rates and/or fixed rates with short maturities. Investment securities will primarily be United States treasury securities and securities of the United States government or "quasi-government" agencies and certificates of deposits of FDIC-insured institutions.

         The risk of nonpayment (or deferred payment) of loans is inherent in commercial banking. Bay National Bank's marketing focus on small to mid-sized businesses may result in Bay National Bank assuming lending risks that are different from those associated with loans to larger companies. Management of Bay National Bank will carefully evaluate all loan applications and will attempt to minimize credit risk exposure by utilizing thorough loan application, approval and monitoring procedures. However, we cannot guarantee that those procedures will significantly reduce our lending risks.

COMPETITION

         Deregulation of financial institutions and acquisitions of banks across state lines has resulted in widespread changes in the financial services industry. In both the Baltimore metropolitan area and on Maryland's Eastern Shore, we will face strong competition from large banks headquartered within and outside of Maryland. In addition, we will compete with other community banks, savings and loan associations, credit unions, mortgage companies, finance companies and others providing financial services. Many of our competitors can finance extensive advertising campaigns, maintain extensive branch networks and technology investments, and offer services which we cannot or will not offer initially. Also, larger institutions have substantially higher lending limits than Bay National Bank will have. Some of our competitors have other advantages, such as tax exemption in the case of credit unions, and lesser regulation in the case of mortgage companies and finance companies.

EMPLOYEES

         We anticipate that Bay National Bank initially will employ approximately 17 people, including officers of Bay National Bank. We anticipate that approximately 13 people will operate from our headquarters in North Baltimore and approximately four people from our Salisbury branch. We do not expect to add more employees during the first year of Bay National Bank's operation.

PROPERTIES

         On July 16, 1999, Bay National Corporation entered into two lease agreements for its main office which is located at 2328 West Joppa Road, Baltimore, Maryland 21093.

         The first lease, which commenced on July 26, 1999, is for 947 square feet of space. This space, which is on the first floor of a three-story building, will initially be used for administrative office space. Upon the opening of Bay National Bank, this space will be used for Bay National Bank's Baltimore branch operations. The lease term runs for five years and five months. Bay National Corporation has the option to extend the term of this lease for one five-year renewal term. During the initial lease term, Bay National Corporation will pay monthly rent of approximately $1,900, which amount includes Bay National Corporation's share of taxes and building operating costs.

         The second lease will commence on December 1, 1999, or such later date that all work to be performed on the leased premises is completed, but not later than March 1, 2000. This lease is for 5,130 square feet of space and runs for five years. Approximately 3,600 square feet of this space, which is on the third floor of the same building, will be used for Bay National Corporation's and Bay National Bank's administrative offices. Bay National Corporation also has the option to extend the term of this lease for one five-year renewal term. During the initial lease term, Bay National Corporation will pay monthly rent of approximately $10,773, which amount includes Bay National Corporation's share of taxes and building operating costs. Although we have not yet done so, we intend to sublet approximately 1,500 square feet of this space for a three year term. After that sublease, we intend to reassess whether Bay National Corporation or Bay National Bank requires the use of this additional space for operations.

         On September 16, 1999, Bay National Corporation entered into a lease agreement for Bay National Bank's Salisbury, Maryland branch office which will be located at 109 Poplar Hill Avenue, Salisbury Maryland 21801 in a two story building containing approximately 2,500 square feet of office space. This lease, which became effective as of September 1, 1999, is for a term of five years with Bay National Corporation having the option to extend the term for three five-year renewal terms. During the initial lease term, Bay National Corporation will pay monthly rent of approximately $1,980, plus all real estate taxes and utilities. Pursuant to this lease, Bay National Corporation has a right of first refusal to purchase the building in the event the landlord receives a bona fide offer to sell.

                         MANAGEMENT'S PLAN OF OPERATION

GENERAL

         As of the date of this prospectus, neither Bay National Corporation nor Bay National Bank has commenced operations or engaged in any activities except those related to the organization and capitalization of Bay National Corporation and Bay National Bank. These limited activities have been financed solely by Bay National Corporation's sale of an aggregate of 112,500 shares of common stock at a purchase price of $10.00 per share in its organizational offering. We expect that the capital provided by these sales will be sufficient to meet our needs until the offering is completed. See "Certain Transactions."

         Once Bay National Bank opens, expected in the first quarter of 2000, we will begin the banking operations described in this prospectus under the caption "Proposed Business of Bay National Bank." We expect that Bay National Bank will incur approximately $260,000 in expenses in leasehold improvements for its offices and for furniture, fixtures and equipment for the offices. We will contract with an outside vendor for Bay National Bank's data processing. We anticipate a one-time capital expenditure of $430,000, and annual costs in our first year of operations of approximately $200,000, for data processing services.

         We believe that the proceeds of this offering ($9,000,000 if the minimum number of shares are sold and $15,000,000 if the maximum number of shares are sold) and the proceeds from the organizational offering will be sufficient to fund the expenses of establishing and opening Bay National Bank, and Bay National Bank's and Bay National Corporation's operations for at least 12 months after the offering. We do not anticipate a need to raise additional capital during that period. See "Use of Proceeds."

YEAR 2000

         The Year 2000 poses a significant challenge to all financial institutions and other businesses because many automated systems may cease to function normally in 2000 as a result of the way date files are maintained in those systems. Federal banking regulators have taken a strong position relating to the financial industry's obligations to manage so-called "Y2K risks." As a new institution, we are focusing on making certain that any system put into place is already Y2K compliant. It is our policy to require Y2K warranties on all systems obtained and installed. Once we obtain warranties of compliance from the system vendor, it will be our responsibility to verify the vendor's claim. Our primary concern is the operation of our outside data processing service because this service is the foundation of Bay National Bank's operations.

         We anticipate that Bay National Bank will open in the first quarter of 2000, at which time we believe that much of the uncertainty surrounding the Year 2000 Issue should be resolved. As a result, we believe our risks associated with computer malfunctions related to the Year 2000 Issue should be reduced. However, we will still seek to ensure that our computer systems and our vendors' and clients' computer systems are Y2K compliant and are functioning properly.

         We will require that our contract with our data processing service vendor include a warranty from the vendor that its systems are Y2K compliant and that the transition to the Year 2000 or any other date will not materially adversely affect the vendor's ability to provide services. In addition, we will require that our data processing vendor provide us with testing procedures using the actual databases of other financial institutions currently being serviced by the vendor. If we deem it necessary, we will request Y2K testing using Bay National Bank's database, once it is established. All internal data processing systems, including hardware and software applications which have been or will be obtained, have been or will be warranted as to Y2K compliance. We will test internal stand-alone systems such as document preparation systems after installation. All systems will be analyzed as to the potential disruptive impact of the Year 2000 computer-related malfunctions, and testing procedures will be established based upon the risk of non-compliance. When available, third party testing results will also be obtained and reviewed for compatibility with Bay National Bank's operations.

         We will lease our two banking offices, and we will evaluate any existing systems within those offices for Y2K compliance. For example, in addition to information systems, we will assess office equipment, security systems, vault doors and other systems. All facility systems will be evaluated with regard to the possible impact of the Year 2000. When a system is determined to be date-sensitive, a further determination will be made as to the possible adverse impact of the Year 2000. Where it is found that a risk does exist and the effects of non-compliance are not acceptable to us, corrective actions will be taken.

         We also recognize that our customers' Y2K issues may affect our operations. The ability of a major credit customer to honor a debt obligation could be impaired if the customer has problems relating to Y2K. For an appropriate period of time after January 1, 2000, we intend to ask our credit customers for Y2K representations and make the representations part of our loan documentation. Such representations will be supported by a documented evaluation of the customer's Y2K position. A questionnaire will ask the commercial loan customer to define how the Year 2000 will impact or has impacted its operations. From that questionnaire and discussion with the customer, the loan officer will rate the customer's vulnerability to Y2K risk. Risk characteristics will include computer system capacities, business dependency on outside suppliers/vendors and outsource partners who also have Y2K risk and whether the customer's industry is computer-related. The loan officer will also evaluate the customer's preparedness for the Year 2000. If it is determined that the customer's Y2K actions are not satisfactory and represent potential credit risk to Bay National Bank, this may be sufficient reason to decline the loan request.

                           SUPERVISION AND REGULATION

         Bay National Corporation and Bay National Bank will be subject to extensive regulation under state and federal banking laws and regulations. These laws impose specific requirements and restrictions on virtually all aspects of operations and generally are intended to protect depositors, not stockholders. The following discussion is only a summary and you should refer to particular statutory and regulatory provisions for more detailed information. During the past 10 years numerous regulatory requirements have been placed on the banking industry, and additional changes have been proposed. We cannot predict the nature or the extent of the effect on our business and earnings that fiscal or monetary policies, economic conditions, or new federal or state legislation may have in the future.

BAY NATIONAL CORPORATION

         FEDERAL BANK HOLDING COMPANY REGULATION. Bay National Corporation will be a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and will be subject to supervision by the Board of Governors of the Federal Reserve System. As a bank holding company, Bay National Corporation will be required to file with the Federal Reserve Board an annual report and such other additional information as the Federal Reserve Board may require by statute. The Federal Reserve Board may also examine Bay National Corporation and each of its subsidiaries.

         The status of Bay National Corporation as a registered bank holding company under the Bank Holding Company Act does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

         The Federal Reserve Board must approve, among other things, the acquisition by a proposed bank holding company of control of more than five percent (5%) of the voting shares, or substantially all the assets, of any bank or the merger or consolidation by a bank holding company with another bank holding company. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, the restrictions on interstate acquisitions of banks by bank holding companies were repealed as of September 29, 1995. The effect of the repeal of these restrictions is that Bay National Corporation may acquire a bank located in Maryland or any other state, and a bank holding company located outside of Maryland can acquire any Maryland-based bank, in either case subject to certain deposit requirements and other restrictions.

         With certain limited exceptions, a bank holding company is prohibited from acquiring control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or furnishing services for its authorized subsidiaries. A bank holding company may, however, engage in activities which the Federal Reserve Board has determined by order or regulation to be so closely related to banking or managing or controlling banks as to be "properly incident thereto." In making such a determination, the Federal Reserve Board is required to consider whether the performance of such activities can reasonably be expected to produce benefits to the public, such as convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced de novo and activities commenced by the acquisition, in whole or in part, of a going concern. Some of the activities that the Federal Reserve Board has determined by regulation to be closely related to banking include making or servicing loans, performing certain data processing services, acting as a fiduciary, investment or financial advisor, and making investments in corporations or projects designed primarily to promote community welfare.

         Subsidiary banks of a bank holding company are subject to certain restrictions imposed by statute on any extensions of credit to the bank holding company or any of its subsidiaries, or investments in their stock or other securities, and on taking such stock or securities as collateral for loans to any borrower. Further, a bank holding company and any subsidiary bank are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. In 1997, the Federal Reserve Board adopted amendments to its Regulation Y, creating exceptions to the Bank Holding Company Act's anti-tying prohibitions that give bank subsidiaries of holding companies greater flexibility in packaging products and services with their affiliates.

         In accordance with Federal Reserve Board policy, Bay National Corporation is expected to act as a source of financial strength to Bay National Bank and to commit resources to support Bay National Bank in circumstances in which Bay National Corporation might not otherwise do so. The Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.
         The Board of Governors of the Federal Reserve System has adopted a risk-based capital measure to assist in the assessment of the capital adequacy of bank holding companies. Bank holding companies over $150,000,000 in assets on a consolidated basis are required to maintain a minimum ratio of total qualifying capital (the sum of core capital (Tier 1) and supplementary capital (Tier 2)) to risk-weighted assets of 8%. At least half of this amount (4%) should be in the form of Tier 1 capital. Bank holding companies with less than $150,000,000 in consolidated assets will have the measure applied on a bank-only basis, unless (i) the bank holding company is engaged in nonbank activity involving significant leverage, or (ii) the bank holding company has a significant amount of outstanding public debt.

         Although not required to adhere to the risk-based capital measure if under $150,000,000 in consolidated assets, small bank holding companies must remain adequately capitalized and be capable of retiring their debt within 25 years of the date the debt is incurred.

         STATE BANK HOLDING COMPANY REGULATION. Bay National Corporation will be a Maryland-chartered bank holding company and will be subject to various restrictions on its activities as set forth in Maryland law, in addition to those restrictions set forth in federal law. Under Maryland law, an existing bank holding company that desires to acquire a Maryland state-chartered bank or trust company, a federally-chartered bank with its main office in Maryland, or a bank holding company that has its principal place of business in Maryland, must file an application with the Maryland Commissioner of Financial Regulation (the "Commissioner"). In approving the application, the Commissioner must consider whether the acquisition may be detrimental to the safety and soundness of the entity being acquired or whether the acquisition may result in an undue concentration of resources or a substantial reduction in competition in Maryland. The Commissioner may not approve an acquisition if, on consummation of the transaction, the acquiring company, together with all its insured depository institution affiliates, would control 30% or more of the total amount of deposits of insured depository institutions in Maryland. The Commissioner has authority to adopt by regulation a procedure to waive this requirement for good cause. In a transaction for which the Commissioner's approval is not required due to an exemption under Maryland law, or for which federal law authorizes the transaction without application to the Commissioner, the parties to the acquisition must provide written notice to the Commissioner at least 15 days before the effective date of the acquisition.

         In addition, a bank holding company and its Maryland state-chartered bank or trust company cannot directly or indirectly acquire subsidiaries or affiliates until the bank or trust company receives the approval of the Commissioner. On application of the banking institution, the new affiliate will be approved if the Commissioner determines that the approval is reasonably required to protect the welfare of the general economy of Maryland and the banking institution and is not detrimental to the public interest or to the banking institution. The approval must impose the same conditions that federal law requires or permits as to a national banking association and must comply with applicable rules and regulations.

BAY NATIONAL BANK

         GENERAL. Bay National Bank, as a national banking association whose accounts will be insured by the Bank Insurance Fund ("BIF") of the FDIC up to the maximum legal limits, will be subject to regulation, supervision and regular examinations by the OCC. Bay National Bank will be a member of the Federal Reserve System and, as such, will be subject to certain regulations issued by the Federal Reserve Board. Bay National Bank also will be subject to applicable banking provisions of Maryland law insofar as they do not conflict with or are not preempted by federal law. The regulations of these various agencies govern most aspects of Bay National Bank's business, including setting required reserves against deposits, loans, investments, mergers and acquisitions, borrowing, dividends and location and number of branch offices.

         Competition among commercial banks, savings and loan associations and credit unions has increased following enactment of legislation which greatly expanded the ability of banks and bank holding companies to engage in interstate banking or acquisition activities. Banks in the Washington, D.C./Maryland/Virginia area can, subject to limited restrictions, acquire or merge with a bank in another of the jurisdictions and can branch de novo in any of the jurisdictions. Legislation has been proposed which may result in nonbanking companies being authorized to own banks. This could permit companies with resources substantially in excess of Bay National Corporation's to compete with Bay National Corporation and Bay National Bank.

         Banking is a business which depends on interest rate differentials. In general, the differences between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and securities held in its investment portfolio constitute the major portion of a bank's earnings. Thus, the earnings and growth of Bay National Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also on the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board, which regulates the supply of money. We cannot predict the nature and timing of changes in such policies and their impact on Bay National Bank.

         BRANCHING AND INTERSTATE BANKING. Beginning on June 1, 1997, the federal banking agencies were authorized to approve interstate bank merger transactions without regard to whether such a transaction is prohibited by the law of any state, unless the home state of one of the banks has opted out of the interstate bank merger provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994. Furthermore, under the Riegle-Neal Act, interstate acquisitions of branches are permitted if the law of the state in which the branch is located permits such acquisitions. The Riegle-Neal Act also authorizes the OCC and FDIC to approve interstate branching de novo by national and non-member banks, respectively, but only in states which specifically allow for such branching.

         The District of Columbia, Maryland and Virginia have all enacted laws which permit interstate acquisitions of banks and bank branches and permit out-of-state banks to establish de novo branches.

         CAPITAL ADEQUACY GUIDELINES. The Federal Reserve Board, the OCC and the FDIC have all adopted risk-based capital adequacy guidelines by which they assess the adequacy of capital in examining and supervising banks and bank holding companies and in analyzing bank regulatory applications. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items.

         Since December 31, 1992, national banks have been expected to meet a minimum ratio of total qualifying capital (the sum of core capital (Tier 1) and supplementary capital (Tier 2)) to risk-weighted assets (a "Total Risk-Based Capital Ratio) of 8%. At least half of this amount (4%) should be in the form of core capital. These requirements apply to Bay National Bank.

         Tier 1 capital for national banks generally consists of the sum of common stockholders' equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stock which may be included as Tier 1 capital), less goodwill, without adjustment in accordance with Statement of Financial Accounting Standards 115. Tier 2 capital consists of the following: hybrid capital instruments, perpetual preferred stock which is not otherwise eligible to be included as Tier 1 capital, term subordinated debt and intermediate-term preferred stock, and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no risk-based capital) for assets such as cash, to 100% for the bulk of assets which are typically held by a bank holding company, including certain multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Residential first mortgage loans on one-to-four-family residential real estate and certain seasoned multi-family residential real estate loans, which are not 90 days or more past-due or non-performing and which have been made in accordance with prudent underwriting standards, are assigned a 50% level in the risk-weighing system, as are certain privately issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics.

         In addition to the risk-based capital requirements, the OCC has established a minimum 3% Leverage Capital Ratio (Tier 1 capital to total adjusted assets) requirement for the most highly-rated national banks, with an additional cushion of at least 100 to 200 basis points for all other national banks, which effectively increases the minimum Leverage Capital Ratio for such other banks to 4%-5% or more. Under the OCC's regulations, highest-rated banks are those that the OCC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, those which are considered a strong banking organization. A national bank that has less than the minimum Leverage Capital Ratio requirement must submit to the applicable district office for review and approval a reasonable plan describing the means and timing by which the bank will achieve its minimum Leverage Capital Ratio requirement. A national bank which fails to file such a plan is deemed to be operating in an unsafe and unsound manner and could be subject to a cease-and-desist order. The OCC's regulations also provide that any insured depository institution with a Leverage Capital Ratio less than 2% is deemed to be operating in an unsafe or unsound condition. Operating in an unsafe or unsound manner could lead the FDIC to terminate deposit insurance. However, such an institution will not be subject to an enforcement proceeding solely on account of its capital ratios if it has entered into and is in compliance with a written agreement with the OCC to increase its Leverage Capital Ratio to such level as the OCC deems appropriate and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The capital regulations also provide, among other things, for the issuance by the OCC or its designee(s) of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital or to restore its capital to the minimum capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease-and-desist order.

         PROMPT CORRECTIVE ACTION. Each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. Under applicable regulations, a bank will be deemed to be: (i) "well capitalized" if it has a Total Risk-Based Capital Ratio of 10% or more, a Tier 1 Risk-Based Capital Ratio of 6% or more, a Leverage Capital Ratio of 5% or more and is not subject to any written capital order or directive; (ii) "adequately capitalized" if it has a Total Risk-Based Capital Ratio of 8% or more, a Tier 1 Risk-Based Capital Ratio of 4% or more and a Leverage Capital Ratio of 4% or more (3% under certain circumstances); (iii) "undercapitalized" if it has a Total Risk-Based Capital Ratio that is less than 8%, a Tier 1 Risk-Based Capital Ratio that is less than 4% or a Leverage Capital Ratio that is less than 4% (3.3% under certain circumstances); (iv) "significantly undercapitalized" if it has a Total Risk-Based Capital Ratio that is less than 6%, a Tier 1 Risk-Based Capital Ratio that is less than 3% or a Leverage Capital Ratio that is less than 3%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%. We believe that Bay National Bank will be a "well capitalized" bank if we sell either the minimum or maximum number of shares in this offering.

         An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. The federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving the capital restoration plan, subject to extensions by the applicable agency.

         An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty is limited to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty expires after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calender quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, is subject to the restrictions in Section 38 of the Federal Deposit Insurance Act which are applicable to significantly undercapitalized institutions.

         A critically undercapitalized institution will be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the deposit insurance fund. Unless the FDIC or other appropriate federal banking regulatory agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarters after the date it becomes critically undercapitalized must be placed in receivership.

         Immediately upon becoming undercapitalized, an institution becomes subject to statutory provisions which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan;
(iv) restrict the growth of the institution's assets and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include requiring the institution to raise additional capital, restricting transactions with affiliates, requiring divestiture of the institution or the sale of the institution to a willing purchaser, and any other supervisory action that the agency deems appropriate. Significantly undercapitalized and critically undercapitalized institutions are subject to these and additional mandatory and permissive supervisory actions..

         REGULATORY ENFORCEMENT AUTHORITY. The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") included substantial enhancement to the enforcement powers available to federal banking regulators. This enforcement authority included, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined in FIRREA. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. FIRREA significantly increased the amount of and grounds for civil money penalties and requires, except under certain circumstances, public disclosure of final enforcement actions by the federal banking agencies.

         DEPOSIT INSURANCE. The FDIC has adopted a risk-based deposit insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period, consisting of (i) well capitalized, (ii) adequately capitalized or (iii) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory subcategory to which it is assigned. Assessment rates for BIF deposits currently range from 0 basis points to 27 basis points. As a new bank, Bay National Bank will initially be assigned to a capital and supervisory subcategory that has an assessment rate of 0. The FDIC is authorized to raise the assessment rates in certain circumstances, including to maintain or achieve the designated reserve ratio of 1.25%, which requirement the BIF currently meets. The FDIC has exercised its authority to raise rates in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of Bay National Bank.

         Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

         TRANSACTIONS WITH AFFILIATES AND INSIDERS. Bay National Bank will be subject to the provisions of Section 23A of the Federal Reserve Act which place limits on the amount of loans or extensions of credit to affiliates, investments in or certain other transactions with affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates.
Section 23A limits the aggregate amount of transactions with any individual affiliate to ten percent (10%) of the capital and surplus of Bay National Bank and also limits the aggregate amount of transactions with all affiliates to twenty percent (20%) of capital and surplus. Loans and certain other extensions of credit to affiliates are required to be secured by collateral in an amount and of a type described in Section 23A, and the purchase of low quality assets from affiliates is generally prohibited.

         Bay National Bank also will be subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution and/or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated entities. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to non-affiliated companies.

         Bay National Bank also will be subject to the restrictions contained in
Section 22(h) of the Federal Reserve Act and the Federal Reserve Board's Regulation O thereunder on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer or a greater-than-10% stockholder of a bank as well as certain affiliated interests of any of the foregoing may not exceed, together with all other outstanding loans to such person and affiliated interests, the loans-to-one-borrower limit applicable to national banks (generally 15% of the institution's unimpaired capital and surplus), and all loans to all such persons in the aggregate may not exceed the institution's unimpaired capital and unimpaired surplus. Regulation O also prohibits the making of loans in an amount greater than $25,000 or 5% of capital and surplus but in any event not over $500,000, to directors, executive officers and greater-than-10% stockholders of a bank, and their respective affiliate, unless such loans are approved in advance by a majority of the board of directors of the bank with any "interested" director not participating in the voting. Further, Regulation O requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as those that are offered in comparable transactions to other persons. Regulation O also prohibits a depository institution from paying overdrafts over $1,000 of any of its executive officers or directors unless they are paid pursuant to written pre-authorized extension of credit or transfer of funds plans.

         LOANS TO ONE BORROWER. As a national bank, Bay National Bank will be subject to the statutory and regulatory limits on the extension of credit to one borrower. Generally, the maximum amount of total outstanding loans that a national bank may have to any one borrower at any one time is 15% of the bank's unimpaired capital and surplus. A national bank may lend an additional 10% on top of the 15% if the amount that exceeds 15% of the bank's unimpaired capital and surplus is fully secured by readily marketable collateral.

         LIQUIDITY. Bay National Bank will be subject to the reserve requirements of Federal Reserve Board Regulation D, which applies to all depository institutions. As of November 19, 1997, amounts in transaction accounts above $4,700,000 and under $47,800,000 must have reserves held against them in the ratio of three percent (3%) of the amount. Amounts above $47,800,000 require reserves of $1,434,000 plus 10% of the amount in excess of $47,800,000.

         COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act ("CRA") requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve Board, the FDIC, the OCC or the Office of Thrift Supervision shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. An institution's CRA activities are considered in, among other things, evaluating mergers, acquisitions and applications to open a branch or facility. The CRA also requires all institutions to make public disclosure of their CRA ratings.

DIVIDENDS

         The principal source of Bay National Corporation's revenues will be derived from dividends received from Bay National Bank. The amount of dividends that may be paid by Bay National Bank to Bay National Corporation depends on Bay National Bank's earnings and capital position and is limited by statute, regulations and policies. As a national bank, Bay National Bank may not pay dividends from its paid-in surplus. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including provisions for loan losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits for the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, Bay National Bank may not pay a dividend if, after paying the dividend, it would be undercapitalized.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Bay National Corporation's directors and executive officers and Bay National Bank's proposed directors and executive officers are as follows:

            Name                 Age                                      Position
            ----                 ---                                      --------

Hugh W. Mohler                    54     President and Chief Executive Officer of Bay National Corporation and Bay
                                         National Bank, Director of Bay National Corporation and Bay National Bank

John S. DiPietro                  52     Vice President, Treasurer and Secretary of Bay National Corporation and
                                         Vice President - Operations, Senior Operating Officer and Senior
                                         Financial Officer of Bay National Bank

Thomas M. Neale                   46     Vice President of Bay National Corporation and Vice President - Client
                                         Services and Senior Lending Officer of Bay National Bank

James C. Alban, Jr.               81     Director of Bay National Corporation and Bay National Bank

Carroll A. Bodie                  54     Director of Bay National Corporation and Bay National Bank

Charles E. Bounds                 80     Director of Bay National Corporation and Bay National Bank

Richard C. Hackney, Jr.           52     Director of Bay National Corporation and Bay National Bank

John R. Lerch                     55     Director of Bay National Corporation and Bay National Bank

H. Victor Rieger, Jr.             61     Director of Bay National Corporation and Bay National Bank

Margaret Knott Riehl              65     Director of Bay National Corporation and Bay National Bank

William B. Rinnier                58     Director of Bay National Corporation and Bay National Bank

Edwin A. Rommel, III              49     Director of Bay National Corporation and Bay National Bank

Charles H. Salisbury              59     Director of Bay National Corporation and Bay National Bank

Henry H. Stansbury                60     Director of Bay National Corporation and Bay National Bank

Kenneth H. Trout                  51     Director of Bay National Corporation and Bay National Bank

Eugene M. Waldron, Jr.            56     Director of Bay National Corporation and Bay National Bank


         Bay National Corporation has a classified board of directors whereby one-third of the members will be elected each year at Bay National Corporation's Annual Meeting of Stockholders. Upon election, each director serves for a term of three years. See "Description of Capital Stock--Anti-Takeover Provisions" for more information about Bay National Corporation's classified board of directors. Bay National Corporation's officers are appointed by the board of directors and hold office at the will of the board or as otherwise provided in an employment agreement between an officer and Bay National Corporation.

         Each of Bay National Bank's proposed directors will, upon approval by the OCC, serve until Bay National Bank's first stockholders' meeting, which will be held shortly after Bay National Bank receives its bank charter. As Bay National Corporation will be the sole stockholder of Bay National Bank, it is expected that each interim director will be elected to serve as a director of Bay National Bank. After the first stockholders meeting, directors of Bay National Bank will serve for a term of one year and will be elected each year at Bay National Bank's Annual Meeting of Stockholders. Bay National Bank's officers will be appointed by its board of directors and will hold office at the will of the board.

         HUGH W. MOHLER serves as president and as a director of Bay National Corporation and will serve as president and chief executive officer and as a director of Bay National Bank. Mr. Mohler has more than 25 years' experience in the financial services industry, holding positions in executive management, commercial lending and business development. With an extensive background in community banking and holding company management, he has particular expertise in acquiring and growing new business. From 1977 to 1999, Mr. Mohler was affiliated with Mercantile Bankshares Corporation, which is headquartered in Baltimore, Maryland, most recently serving as executive vice president with responsibility for 20 community banks in a three-state area. For 17 years, from 1978 to 1994, he was president of Mercantile's Salisbury based affiliate, Peninsula Bank, the largest financial institution on Maryland's Eastern Shore. Earlier he was a vice president in commercial lending at First National Bank of Maryland.

         A native of Baltimore, Mr. Mohler earned his undergraduate degree in economics from Loyola College of Maryland and holds a master of business administration degree from the University of Baltimore. He serves as president of the board of trustees of Associated Catholic Charities, Inc. in the Roman Catholic Archdiocese of Baltimore and is also a trustee of Loyola Blakefield and Goucher College. Mr. Mohler's other civic commitments include membership on the boards of United Way of Central Maryland, Leadership Maryland, Independent College Fund of Maryland as well as the Board of Sponsors of the Sellinger School of Business at Loyola College of Maryland.

         Mr. Mohler's earlier civic experiences include: Chairman, Greater Salisbury Committee; Chairman, Salisbury School and Chairman, Governor's Lower Shore Economic Development Task Force. In addition, he has served on the boards of Peninsula Regional Medical Center, Maryland Chamber of Commerce, Salisbury-Wicomico Economic Development Committee and the Somerset County Economic Development Committee. Mr. Mohler has also served as president of the Maryland Bankers Association and on several committees of the American Bankers Association.

         JOHN S. DIPIETRO serves as a vice president, the secretary and the treasurer of Bay National Corporation and will serve as vice president - operations, senior operating officer and senior financial officer of Bay National Bank. Mr. DiPietro has worked in the banking industry for more than 32 years, serving from November 1995 to June 1999 as senior vice president - bank operations for Mercantile-Safe Deposit & Trust Company, the principal subsidiary of Baltimore-based Mercantile Bankshares Corporation. From 1974 to November 1995, he was associated with Mercantile's Peninsula Bank where he served in various capacities, including executive vice president - operations and executive vice president - administration. His background includes significant experience in backroom operations, branch administration and compliance issues.

         A native of Laurel, Maryland, Mr. DiPietro earned a master of business administration degree from Salisbury State University and currently serves as co-chair of the university's board of visitors. He has served as a board member for numerous community and civic organizations, among them the Coastal Hospice and Junior Achievement of the Eastern Shore.

         THOMAS M. NEALE serves as a vice president of Bay National Corporation and will serve as vice president - client services and senior lending officer of Bay National Bank. Mr. Neale has worked for over two decades in commercial banking with line calling and management experience in both middle-market and corporate lending at major East Coast financial institutions. From January 1999 to August 1999, Mr. Neale was managing director of First Union Corporation's Maryland private client group where he specialized in meeting investment, insurance and credit needs of high net worth individuals. From June 1994 to January 1999, he was a senior vice president/corporate banking sales manager for First Union in Richmond, Virginia. In that position, Mr. Neale was responsible for marketing the full array of senior credit, capital management and cash management services in Central and Eastern Virginia. He has also held senior lending posts at both MNC Financial in Baltimore and Chase Manhattan Bank in New York.

         An alumnus of the University of Virginia, Mr. Neale earned a master of business administration degree from the College of William and Mary. A Buffalo, New York, native, he serves as chairman of the College of William and Mary MBA Alumni Association and on the board of directors of the Boy Scouts of America, Baltimore chapter and of Family and Children's Services of Central Maryland. Mr. Neale has served on the board of directors of the University of Virginia's Richmond chapter alumni association and of the Bull and Bear Club in Richmond, Virginia.

         JAMES C. ALBAN, JR. is a director of Bay National Corporation and will be a director of Bay National Bank. Since 1983, Mr. Alban has been self-employed as a private investor trading as The Alban Company. From 1938 to 1983 Mr. Alban was with the Alban Tractor Company, Inc., a Baltimore-based dealer for the Caterpillar Tractor Company. Since 1991, Mr. Alban has been a director of Palm Beach National Bank & Trust Co., a national commercial bank. From 1965 to 1988, Mr. Alban was a director of the Savings Bank of Baltimore, Equitable Bancorporation and Equitable Trust Company. His other board experiences include service as a director of PHH Group, Inc. from 1969 to 1990 and Club Car, Inc. from 1977 to 1995.

         A Baltimore native, Mr. Alban holds an undergraduate degree from Lehigh University. Mr. Alban is a past chairman of the Salvation Army Advisory Board and a former trustee of

Goucher College in Baltimore. In addition, he has participated in Baltimore's Rotary Club for over forty years.

         CARROLL A. BODIE is a director of Bay National Corporation and will be a director of Bay National Bank. Mr. Bodie is vice president, general counsel and secretary of Noxell Corporation, a Hunt Valley, Maryland-based subsidiary of Procter & Gamble Company for which he also serves as associate general counsel. Mr. Bodie has served in that capacity since 1987. Prior to joining Noxell, Mr. Bodie spent more than two decades in the brewing industry, his most recent position being with the Miller Brewing Company subsidiary of Philip Morris Companies, Inc.

         A Baltimore native, Mr. Bodie holds an undergraduate degree in marketing from the University of Baltimore and earned his law degree from the University of Baltimore School of Law. Admitted to practice before numerous courts, including those in the State of Maryland and the United States Supreme Court, he is a member of both the Baltimore County, Maryland Bar Association, the American Bar Association and the American Corporate Counsel Association. Mr. Bodie is chairman of the board of trustees of Loyola Blakefield and a board and executive committee member for the Independent College Fund of Maryland. He is a past director and board chairman for the YMCA of Central Maryland.

         CHARLES E. BOUNDS is a director of Bay National Corporation and will be a director of Bay National Bank. Mr. Bounds is a retired executive who served from 1944 to 1969 as director of purchases and inventory for Symington Wayne Corporation, an international conglomerate headquartered in Salisbury, Maryland, which operated businesses in the United States and seven foreign countries. From 1969 to 1999, he was a vice president investments for Morgan Stanley Dean Witter, working in the Salisbury, Maryland office of the investment banking firm.

         A native of Salisbury, Maryland, Mr. Bounds is past chairman of the Salvation Army Boys Club in Salisbury, Maryland, and headed the Salisbury, Maryland Salvation Army administrative board. He has also chaired fund raising efforts for the Boy Scouts of America, Delmarva District. Mr. Bounds was an original member of the Ward Foundation, which is a Salisbury, Maryland based non-profit organization which operates The Ward Museum of Wildfowl Art. Mr. Bounds is an alumnus of Beacom College.

         RICHARD C. HACKNEY, JR. is a director of Bay National Corporation and will be a director of Bay National Bank. Mr. Hackney has over 24 years experience as an investment management executive, including experience in portfolio management, research, client relations and business management. Since 1994, Mr. Hackney has been a principal, portfolio manager and research analyst for Brown Investment Advisory & Trust Company, a Baltimore-based financial advisory company. From 1992 to 1994, Mr. Hackney was president of Hackney Capital Management, LP, a financial advisory joint venture with Alex. Brown & Sons. From 1987 to 1992, Mr. Hackney was a principal with Alex. Brown & Sons, and during that time he assisted with the formation of the Flag Investors Emerging Growth mutual fund. From 1973 to 1987, Mr. Hackney was employed in the trust and investment division of JP Morgan, Inc., New York, New York.

         An Atlanta, Georgia native, Mr. Hackney serves as a member of the Maryland Higher Education Investment Board, and as a trustee of the Maryland Institute, College of Art, Baltimore, Maryland; the Fund for Educational Excellence, Baltimore, Maryland; and the Wenner-Gren Foundation for Anthropological Research, New York, New York. Mr. Hackney is a former trustee and treasurer of the Associated Black Charities, Baltimore, Maryland and a former chairman of the Alvin Ailey Dance Theater Foundation of Maryland. A graduate of Morehouse College in Atlanta, Georgia, Mr. Hackney received a JURIS DOCTOR from Boston College Law School and a master of business administration degree from The Wharton School of Finance, University of Pennsylvania.

         JOHN R. LERCH is a director of Bay National Corporation and will be a director of Bay National Bank. Since January 1999, Mr. Lerch has been self-employed as a private investor trading as the Chesapeake Venture Group. From 1973 to January 1999, Mr. Lerch was president of Chesapeake Insurance-The Harris Riggin Agency, an independent insurance agency based in Salisbury, Maryland. Mr. Lerch began his business career in the securities industry, serving as a stockbroker at firms in Washington, D.C. and Salisbury, Maryland. Mr. Lerch is a past director of the Independent Insurance Agents of Maryland.

         A native of Wilmington, Delaware, Mr. Lerch is an alumnus of Dickinson College of Carlisle, Pennsylvania. He served as an officer in the U.S. Army and holds a Bronze Star from his service in Vietnam. He is a past director of Peninsula Bank, a subsidiary of Baltimore-based Mercantile Bankshares Corporation. He is a past director and vice-chairman of the Greater Salisbury Committee, past trustee of the Peninsula Regional Medical Center in Salisbury, past president of Salisbury-Wicomico Economic Development Corporation and past president and campaign chairman of the United Way of the Lower Eastern Shore. He also has served as a director for the Mid-Delmarva Family YMCA and was a former chairman and a current trustee for The Ward Foundation.

         H. VICTOR RIEGER, JR. is a director of Bay National Corporation and will be a director of Bay National Bank. Mr. Rieger retired from Signet Banking Corporation, successor to Union Trust Company of Maryland, in December 1997 after nearly four decades of service. Mr. Rieger served in numerous capacities for Signet, including regional executive vice president of international banking and as part of Signet's Maryland commercial banking group. Mr. Rieger has extensive experience in commercial relationship banking, credit administration and loan policy.

         An alumnus of Johns Hopkins University, Mr. Rieger is a graduate of the Stonier School of Banking at Rutgers University. He is past president and a current trustee of Family and Children's Services of Central Maryland, past treasurer and board member of the National Flag Day Foundation and a past vice-president and director of the Baltimore Junior Association of Commerce. He is a former member of the loan committee for the Minority Small Business Investment Company and a past advisory board member of the U.S. Small Business Administration. Mr. Rieger also is past president of the Chesapeake Chapter of Robert Morris Associates.

         MARGARET KNOTT RIEHL is a director of Bay National Corporation and will be a director of Bay National Bank. Ms. Riehl is a retired nurse and civic volunteer. She is currently a trustee of the Marion I. and Henry J. Knott Foundation, a Baltimore, Maryland-based philanthropic organization and has served in that capacity from 1978 to 1985 and again from 1993 to present. She serves as vice-chair of the board of trustees of Baltimore's Associated Catholic Charities, Inc., and as chair of Friends of St. Mary's Seminary & University, also in Baltimore. Mrs. Riehl is a former trustee of the Community Foundation of Baltimore, Mercy Medical Center, the Institute of Notre Dame and St. Paul's School for Girls. A Baltimore native, Ms. Riehl is an alumna of the Mercy Hospital School of Nursing.

         WILLIAM B. RINNIER is a director of Bay National Corporation and will be a director of Bay National Bank. Mr. Rinnier is the owner and president of Lamar Corporation, a Salisbury, Maryland based real estate development company which specializes in the development and sale or management of resort condominiums, multi-family apartments and commercial and industrial buildings. He joined Lamar nearly three decades ago after his honorable discharge from the U.S. Navy.

         A native of Salisbury, Maryland, Mr. Rinnier earned a degree in aerospace engineering from the Georgia Institute of Technology and attended the Graduate School of Business at the University of Virginia. He is a board member of the Greater Salisbury Committee and is past president of the Salisbury-Wicomico Economic Development Corporation and the Coastal Board of Realtors.

         EDWIN A. ROMMEL is a director of Bay National Corporation and will be a director of Bay National Bank. Mr. Rommel is a certified public accountant who, since 1974, has been a partner in the Salisbury, Maryland, accounting firm of Twilley, Rommel & Moore, P.A. Mr. Rommel has been certified as a valuation analyst and accredited in business evaluation by the American Institute of Certified Public Accountants.

         A Baltimore native, Mr. Rommel earned his undergraduate degree from Loyola College of Maryland. Mr. Rommel is a current director of the Greater Salisbury Committee and past president of the Salisbury Area Chamber of Commerce. He serves as a director of the Maryland Association of Certified Public Accountants and an officer of its Eastern Shore Chapter. Mr. Rommel is past president of the St. Francis de Sales Board of Trustees and past member of the Wicomico County Democratic Central Committee.

         CHARLES H. SALISBURY is a director of Bay National Corporation and will be a director of Bay National Bank. Since 1998, Mr. Salisbury has been a private investor in radio properties. From 1994 to 1998, Mr. Salisbury was an executive vice president and member of the management committee of United Asset Management Corporation, a Boston-based financial services holding company. From 1970 to 1993, Mr. Salisbury was employed by T. Rowe Price Associates, serving on the firm's board of directors and, for more than a dozen years, heading its institutional marketing group. He assisted in the organization and development of the firm's fixed-income department, managed many of its major equity and debit accounts and assisted with the formation of two major mutual funds. He was later given responsibility as president and chief investment officer of T. Rowe Price Trust Company and was a director of T. Rowe Price's Retirement Plan Services subsidiary. He began his career with Merrill Lynch Pierce Fenner & Smith after serving as a commissioned officer in the U.S. Air Force.

         A Baltimore native, Mr. Salisbury earned his undergraduate degree in history from Hobart College and today chairs the board of trustees of Hobart and William Smith Colleges. He holds a master of business administration degree from Loyola College of Maryland. Mr. Salisbury chairs the investment committee of the Maryland Institute, College of Art in Baltimore.

         HENRY H. STANSBURY is a director of Bay National Corporation and will be a director of Bay National Bank. Since 1975, Mr. Stansbury has been the chief executive officer of Agency Services, Inc., the largest independently owned premium finance company in the United States. Since 1989, Mr. Stansbury has been the chief executive officer of Agency Insurance Company of Maryland, Inc., a privately owned multi-line property/casualty insurance company. Mr. Stansbury is president of the Maryland Association of Premium Finance Companies and is a past president and current director of the National Association of Premium Finance Companies.

         Mr. Stansbury is a trustee of the Maryland Historical Society, a trustee of the Ward Museum of Wildfowl Art, and a director of the Catonsville Historical Society. He served as director and chairman of the museum committee for the Lacrosse Hall of Fame at the Johns Hopkins University and is vice president and a trustee of the St. Paul's School for Boys. He is also past president and a current board member of ReVisions, Inc., a nonprofit organization which serves the mentally ill. Mr. Stansbury is a graduate of Leadership Maryland and a director of Leadership Baltimore County. He is the author of LLOYD J. TYLER: FOLK ARTIST AND DECOY MAKER. Mr. Stansbury is an alumnus of the University of Maryland and holds a master of business administration degree from George Washington University.

         KENNETH H. TROUT is a director of Bay National Corporation and will be a director of Bay National Bank. Since January 1999, Mr. Trout has served as the executive vice president and chief operating officer of Rosemore, Inc., a Baltimore-based privately held investment company primarily engaged in the business of oil and gas exploration and production. He also serves as a director of Rosemore Holdings, Inc., Rosemore Calvert, Inc., Tema Oil and Gas Company and Gateway Gathering and Marketing Company, which are all subsidiaries of Rosemore, Inc. He is also a director of KCI Technologies, Inc. From 1970 to November 1997, Mr. Trout was employed by Signet Banking Corporation. During his last five years of tenure with Signet, he served as senior executive vice president - commercial banking and as president and chief executive officer of Signet Bank - Maryland. Mr. Trout was retired from December 1997 to December 1998.

         A Bridgeton, New Jersey native, Mr. Trout received his undergraduate degree in economics and business administration from Methodist College in North Carolina. He is chairman of the board of governors of the National Aquarium in Baltimore and is a trustee of the College of Notre Dame of Maryland.

         EUGENE M. WALDRON, JR. is a director of Bay National Corporation and will be a director of Bay National Bank. Mr. Waldron is a chartered financial analyst and since September 1998 has been a senior vice president in the Washington, D.C., office of Capital Guardian Trust Company, an employee-owned firm based in Los Angeles dedicated to international investing. From March 1994 to August 1998, Mr. Waldron was employed by Loomis, Sayles & Company, an investment management firm. Mr. Waldron's more than three decades of investment experience include employment at CS First Boston Asset Management, Fidelity Management Trust Company, T. Rowe Price Associates and Baker, Watts & Company.

         An alumnus of Mt. St. Mary's College, Emmitsburg, Maryland, Mr. Waldron earned his master of business administration degree at the Bernard M. Baruch College of the City University of New York. A native of Annapolis, Maryland, he is a member of the Mt. St. Mary's Board of Trustees and the Newton, Massachusetts Country Day School of the Sacred Heart's Endowment Committee.

         Other than Mr. Mohler and Mr. Waldron who are first cousins, there are no family relationships between any director or executive officer and any other director or executive officer of Bay National Corporation.

DIRECTOR COMPENSATION

         Bay National Corporation currently does not pay directors fees and does not intend to pay directors fees until Bay National Bank is profitable. However, we reserve the right to pay directors' fees. Directors will be reimbursed for reasonable expenses incurred on behalf of Bay National Corporation.

EMPLOYMENT AND EXECUTIVE COMPENSATION ARRANGEMENTS

         Bay National Corporation has entered into written employment agreements with each of Mr. Mohler, Mr. DiPietro and Mr. Neale effective as of September 14, 1999. Under these agreements, Mr. Mohler will serve as the president of Bay National Corporation at an initial annual base salary of $154,000, subject to annual review, and Mr. DiPietro and Mr. Neale will serve as vice presidents of Bay National Corporation at an initial annual base salary of $154,000 each, subject to annual review. However, Mr. Mohler will not receive any compensation pursuant to his employment agreement until January 2000.

         Bay National Corporation may terminate each employment agreement without cause upon 30 days' prior written notice and may terminate each employment agreement for cause at any time without prior notice. Each of Mr. Mohler, Mr. DiPietro and Mr. Neale may terminate his employment agreement at any time upon 30 days' prior written notice. Mr. Mohler's, Mr. DiPietro's and Mr. Neale's agreement with Bay National Corporation will terminate, unless extended by the parties' mutual agreement, on the effective date of an employment agreement between Mr. Mohler, Mr. DiPietro and Mr. Neale, as the case may be, and Bay National Bank, or on the date Bay National Corporation's board of directors decides to terminate this offering.

         On the date that Bay National Bank opens for business, Mr. Mohler, Mr. DiPietro and Mr. Neale will each enter into an employment agreement with Bay National Bank. Under these agreements, Mr. Mohler will serve as the president of Bay National Bank at an initial annual base salary of $154,000, subject to annual review, and Mr. DiPietro and Mr. Neale will serve as vice presidents of Bay National Bank at an initial annual base salary of $154,000 each, subject to annual review. Each agreement will have an initial term of three years, automatically renewable for one year terms unless written notice is provided by either party 90 days before expiration of a term.

         Bay National Bank may terminate each employment agreement without cause upon 30 days' prior written notice and may terminate each employment agreement for cause at any time without prior notice. Each of Mr. Mohler, Mr. DiPietro and Mr. Neale may terminate his employment agreement at any time upon 30 days' prior written notice. In the event Mr. Mohler, Mr. DiPietro or Mr. Neale is terminated without cause, the terminated employee will continue to receive salary payments for the remainder of his employment term or until such time as the employee has found comparable employment. The terminated employee is required to use his best efforts to obtain comparable employment.

         Pursuant to these agreements, if Mr. Mohler, Mr. DiPietro or Mr. Neale is employed by Bay National Bank on the date of a "change of control," he is entitled to a payment of $446,000 from Bay National Bank. The employment agreements define "change of control" as (i) the acquisition by any person of forty percent (40%) or more of the outstanding shares of common stock of Bay National Bank or Bay National Corporation; (ii) the election of a majority of the members of the board of directors who were not approved or nominated by then incumbent board or (iii) the approval by the stockholders of Bay National Bank or Bay National Corporation of (a) a reorganization, merger or consolidation of Bay National Bank or Bay National Corporation; (b) a liquidation or dissolution of Bay National Bank or Bay National Corporation or (c) the sale or other disposition of all or substantially all of the assets of Bay National Bank or Bay National Corporation.

         In the employment agreements with Bay National Bank, Mr. Mohler, Mr. DiPietro and Mr. Neale each agree that for a period of six (6) months after employment with Bay National Bank or any affiliate, he will not, directly or indirectly, own, operate or otherwise be associated with, any financial institution which is located in the Bank's market area. Mr. Mohler, Mr. DiPietro and Mr. Neale each also agree that for a period of one (1) year after employment with Bay National Bank or any affiliate, he will not (i) solicit any person or entity which at the time of his termination was, or within one (1) year prior thereto had been, a customer of Bay National Bank or any of its affiliates or (ii) solicit the employment of any person who was employed by Bay National Bank or any of its affiliates on a full or part time basis at the time of his termination of employment, unless such person (a) was involuntarily discharged by Bay National Bank or the affiliate or (b) voluntarily terminated his relationship with Bay National Bank or the affiliate prior to Mr. Mohler's, Mr. DiPietro's; or Mr. Neale's, as the case may be, termination of employment.

         In addition, after the offering, Mr. Mohler will be granted options to purchase 3% of the shares of common stock outstanding after the offering and Mr. DiPietro and Mr. Neale each will be granted options to purchase 1.5% of the shares of common stock outstanding after the offering. All of these options will be exercisable at the public offering price of $10.00 per share and will be granted pursuant to a stock option plan to be adopted by Bay National Corporation's board of directors.

         Bay National Corporation intends to purchase "key man" life insurance on Mr. Mohler, Mr. DiPietro and Mr. Neale.

STOCK OPTION PLAN

         GENERAL. Bay National Corporation's board of directors intends to adopt a stock option plan as a performance incentive for executive employees, to encourage ownership of Bay National Corporation stock by executive employees and directors and to encourage such persons to remain employed by Bay National Corporation or its subsidiaries, including Bay National Bank. The plan will require the prior approval of the banking regulators and the approval of Bay National Corporation's stockholders within one year from the plan's adoption by the board of directors.

         SHARES SUBJECT TO THE PLAN; ADMINISTRATION. The board of directors intend to reserve for issuance upon the exercise of options granted under the plan 12% of the shares of common stock outstanding after the offering. Currently, we expect to grant options to purchase 6% of the shares of common stock outstanding after the offering to Mr. Mohler, Mr. DiPietro and Mr. Neale.

         The plan will be administered by a compensation committee appointed by the board of directors. The compensation committee will be authorized to determine and designate from time to time those persons to whom options are to be granted. Options may be "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options. In general, the purchase price of each share of common stock subject to an option will be equal to the share's fair market value on the date of grant.

         TERMS OF OPTIONS. The plan will have a 10-year term. Each incentive stock option granted under the plan will expire not more than eight years from the date the option was granted, except each incentive stock option granted under the plan to an individual owning more than 10% of the outstanding common stock of Bay National Corporation will expire not more than five years from the date the option was granted. Non-qualified options granted under the plan will expire on such date as the compensation committee determines.

         Except as otherwise determined by the compensation committee, options granted under the plan will vest in four equal installments, with the first installment vesting three years from the date of the grant, the second installment vesting four years from the date of the grant, the third installment vesting five years from the date of the grant and the fourth installment vesting six years from the date of the grant. Incentive stock options granted to an individual who possesses more than 10% of the total combined voting power of all classes of stock of Bay National Corporation will vest in two equal installments, with the first installment vesting three years from the date of the grant and the second installment vesting four years from the date of the grant.

                   SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth the ownership of Bay National Corporation's common stock by its directors, executive officers and persons known to own more than five percent (5%) of the common stock as of the date of this Prospectus. The table does not reflect the warrants or options granted or to be granted to any of these persons. Unless otherwise noted below, we believe that each person named in the table has or will have the sole voting and sole investment power with respect to each of the shares of common stock reported as owned by such person.


 Name and Address of
  Beneficial Owner                                   Number of Shares       Percentage of Total
---------------------                                ----------------       -------------------
Carroll A. Bodie                                          5,000                    4.44%
4005 Greenway
Baltimore, MD 21218

Charles E. Bounds                                         2,500                    2.22%
1707 Upper Millstone Lane
Salisbury, MD 21801

John R. Lerch                                            10,000(1)                 8.89%
618 Indian Lane
Salisbury, MD 21801

Hugh W. Mohler                                           10,000                    8.89%
23 Buchanan Road
Baltimore, MD 21212

H. Victor Rieger, Jr.                                     5,000                    4.44%
1015 Ivy Hill Road
Cockeysville, MD 21030

Margaret K. Riehl                                         5,000                    4.44%
6200 Gentry Lane
Baltimore, MD 21210

William B. Rinnier                                        5,000                    4.44%
616 Manor Drive
Salisbury, MD 21801

Edwin A. Rommel, III                                      5,000                    4.44%
5281 Silver Run Lane
Salisbury, MD 21801

Charles H. Salisbury                                     10,000                    8.89%
7209 Bellona Avenue
Baltimore, MD 21212

Henry H. Stansbury                                       10,000(2)                 8.89%
6200 Foxhall Farm Road
Catonsville, MD 21228


 Name and Address of
  Beneficial Owner                                   Number of Shares       Percentage of Total
---------------------                                ----------------       -------------------
Eugene M. Waldron, Jr.                                   10,000                    8.89%
5309 Woodlawn Avenue
Chevy Chase, MD 20815

LFI Partnership                                           8,000(3)                 7.11%
618 Indian Lane
Salisbury, MD 21801

Judith L. Stansbury                                      10,000(4)                 8.89%
6200 Foxhall Farm Road
Catonsville, MD 21228

Executive Officers and Directors as a                    77,500                   68.89%
Group


(1) Includes 6,000 shares held by LFI Partnership, of which Mr. Lerch is a general partner. Also includes 2,000 shares held by Mr. Lerch's wife. Mr. Lerch disclaims beneficial ownership as to the shares held by his wife.

(2) Includes 5,000 shares held by Mr. Stansbury's wife, Judith L. Stansbury. Mr. Stansbury disclaims beneficial ownership as to the shares held by his wife.

(3) Includes 2,000 shares held by John R. Lerch, the general partner of LFI Partnership.

(4) Includes 5,000 shares held by Mrs. Stansbury's husband, Henry H. Stansbury. Mrs. Stansbury disclaims beneficial ownership as to the shares held by her husband.

         Directors and officers of Bay National Corporation have indicated their intention to purchase approximately 100,000 of the shares in the offering, although they will not be obligated to purchase any shares. The directors and officers may purchase additional shares in the offering if necessary to permit Bay National Corporation to complete the minimum offering of 900,000 shares, and they may purchase additional shares even if Bay National Corporation sells the minimum offering. Any shares purchased by the directors and officers in excess of their original commitments will be purchased for investment and not with a view to the resale of those shares.

                              CERTAIN TRANSACTIONS

         Prior to this offering, the organizers of Bay National Corporation and Bay National Bank and certain other investors purchased an aggregate of 112,500 shares of our common stock at a purchase price of $10.00 per share. These shares were issued without registration under the Securities Act of 1933, as amended, in reliance of the exemption provided by Section 4(2) of the Securities Act and the rules of the Securities and Exchange Commission promulgated under Section 4(2). The primary purpose of this "organizational offering" was to provide Bay National Corporation and Bay National Bank with the capital necessary to fund some of our initial organizational and prepaid operating expenses.

         In recognition of the financial and organizational risk undertaken by the purchasers in the organizational offering, each purchaser in the organizational offering received, for no additional consideration, a warrant to purchase one share of common stock at $10.00 per share for every two shares that they purchased in the organizational offering. As a result, we issued warrants to purchase an aggregate of 56,250 shares of common stock to the purchasers in the organizational offering.

         The warrants become exercisable on the later of the date that Bay National Bank opens for business or one year from the termination date of this offering and are exercisable in whole or in part until that date which is five years from the date of this prospectus. The warrants and the shares issuable upon the exercise of the warrants are transferrable subject to compliance with applicable securities laws. If the OCC issues a capital directive or other order requiring Bay National Bank to obtain additional capital, the warrants are forfeited if not immediately exercised.

         Director John R. Lerch owns a 50% interest in the property being leased for Bay National Bank's Salisbury, Maryland branch office. Pursuant to that lease, which is for a five year term and commenced as of September 1, 1999, Bay National Corporation agreed to pay Mr. Lerch and his partner monthly rent of approximately $1,980 plus all real estate taxes and utilities. We believe that the lease rate is at fair market value, based, in part, on an evaluation of the lease terms by William E. Martin of ERA Martin Associates, a Salisbury based real estate brokerage firm. We engaged Mr. Martin to review the lease terms for the purpose of determining whether the terms were consistent with the lease terms for similar properties in the downtown Salisbury area.

         We anticipate that our directors and officers and the business and professional organizations with which they are associated will have banking transactions with Bay National Bank in the ordinary course of business. It will be our policy that any loans and loan commitments will be made in accordance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of comparable credit standing. Loans to directors and officers must comply with Bay National Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application will be excluded from considering any such loan application.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of nine million (9,000,000) shares of common stock, $0.01 par value, and one million (1,000,000) shares of preferred stock, $0.01 par value. As of the date of this prospectus, 112,500 shares of common stock are issued and outstanding and held by 23 stockholders of record. The following summary of certain terms of the common stock and preferred stock is not complete and you may refer to our charter and bylaws, copies of which are available upon request for inspection, for further information.

         In general, stockholders or subscribers for our stock have no personal liability for the debts and obligations of Bay National Corporation because of their status as stockholders or subscribers, except to the extent that the subscription price or other agreed consideration for the stock has not been paid.

COMMON STOCK

         We are authorized to issue nine million (9,000,000) shares of common stock, par value $0.01 per share. Upon completion of the offering, including the shares of common stock currently issued and outstanding, a minimum of 1,012,500 and a maximum of 1,612,500 shares of common stock will be issued and outstanding. The outstanding shares of common stock currently are, and the shares of common stock to be issued in the offering will be, upon payment as described in this prospectus, fully paid and nonassessable. Subject to all the rights of holders of any other class or series of stock, holders of common stock are entitled to receive dividends if and when the Board of Directors of Bay National Corporation declares dividends from funds legally available. In addition, holders of common stock share ratably in the net assets of Bay National Corporation upon the voluntary or involuntary liquidation, dissolution or winding up of Bay National Corporation, after distributions are made to anyone with more senior rights.

         In general, each outstanding share of common stock entitles the holder to vote for the election of directors and on all other matters requiring stockholder action, and each share is entitled to one vote. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

         Holders of common stock have no conversion, sinking fund, redemption rights or preemptive rights to subscribe to any securities of Bay National Corporation or Bay National Bank.

         Our charter grants to the board of directors the right to classify or reclassify any unissued shares of common stock from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. Accordingly, the board of directors could authorize the issuance of additional shares of common stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which some of our stockholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of such shares. As of the date hereof, we have no plans to classify or reclassify any unissued shares of the common stock.

PREFERRED STOCK

         We are authorized to issue one million (1,000,000) shares of preferred stock, par value $0.01 per share. Shares of preferred stock may be issued from time to time by the board of directors in one or more series. Prior to issuance of shares of each series of preferred stock, the board of directors is required by the Maryland General Corporation Law ("MGCL") to fix for each series the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption. The board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which some of our stockholders might believe to be in their best interests or in which they might receive a premium for their shares of common stock over the market price of such shares. As of the date hereof, we have no present plans to issue any preferred stock.

ANTI-TAKEOVER PROVISIONS

         EXTRAORDINARY TRANSACTIONS. Pursuant to the MGCL, a corporation generally cannot amend its charter (except in compliance with specific provisions of the MGCL), consolidate, merge, sell, lease or exchange all or substantially all of its assets, engage in a share exchange or liquidate, dissolve or wind-up unless such acts are approved by the affirmative vote of at least two-thirds of the shares entitled to vote on the matter, unless a lesser or greater percentage is set forth in the corporation's charter. Our charter requires that some of these matters be approved by the affirmative vote at least 80% of all the votes entitled to be cast.

         CLASSIFICATION OF THE BOARD OF DIRECTORS. Our charter and bylaws provide that we shall have at least three (3) directors, and that the number of directors may be increased or decreased by the board of directors. As of the date of this prospectus, the board of directors has set the number of directors at 14. At the first annual meeting of the stockholders, the directors will be divided into three classes -- Class A, Class B and Class C -- each class to consist of an equal number of directors, or as nearly equal as possible. Each director will serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. However, the Class A directors first chosen will hold office for one year or until the first annual meeting following their election, the Class B directors first chosen will hold office for two years or until the second annual meeting following their election and the Class C directors first chosen will hold office for three years or until the third annual meeting following their election. We believe that classification of the board of directors will help to assure the continuity and stability of Bay National Corporation's business strategies and policies as determined by the board of directors.

         REMOVAL OF DIRECTORS. Our charter and bylaws provide that a director may only be removed by the affirmative vote of at least 80% of the votes entitled to be cast on the matter.

Furthermore, the MGCL provides that if a corporation's directors are divided into classes, a director may only be removed for cause.

         SUMMARY OF ANTI-TAKEOVER PROVISIONS. The above-described provisions included in our charter and bylaws are designed to encourage potential acquirors to negotiate directly with our board of directors and to discourage takeover attempts. Such provisions may discourage non-negotiated takeover attempts which certain stockholders could deem to be in their best interests.

         For example, the classified director provision could have the effect of making the removal of incumbent directors more time consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of Bay National Corporation, even though such an attempt might be beneficial to Bay National Corporation and its stockholders. In general, more than one annual meeting of stockholders will be required to effect a change in a majority of the board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of common stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

         The charter and bylaw provision that directors may be removed only by the affirmative vote of at least 80% of the votes entitled to be cast on the matter, the provision of the MGCL that provides that class directors may only be removed for cause and the provision in the Bylaws authorizing the board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

         BUSINESS COMBINATIONS. Under the MGCL, certain "business combinations" between a Maryland corporation and an "Interested Stockholder" (as described in the MGCL) are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder, unless an exemption is available. Thereafter a business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
(i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless the corporation's stockholders receive a minimum price (as described in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. They also do not apply if the company has fewer than 100 beneficial owners of stock.

         CONTROL SHARE ACQUISITIONS. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority or
(iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

         A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

         Unless the charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the charter or bylaws provides otherwise, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

TRANSFER AGENT

         At present, we intend to serve as our own transfer agent after the offering.

                         SHARES ELIGIBLE FOR FUTURE SALE

         No market exists now for our shares, and we do not expect one to develop in the foreseeable future. However, if a market did develop, the sale of a substantial number of shares in that market could decrease the prevailing market price of our stock and also could impair our ability to raise more funds in the future. All shares sold in this offering will be freely tradeable without restriction, except for any shares purchased by an "affiliate" of Bay National Corporation. Those shares, along with the 112,500 shares of our common stock sold in the organizational offering, may not be resold unless they are registered or sold pursuant to an exemption from registration including that set forth in Securities and Exchange Commission Rule 144. The shares sold in the organizational offering may be sold without restriction beginning in September 2001.

         As of the date of this Prospectus, we have 112,500 shares of common stock outstanding and have issued warrants to purchase up to 56,250 shares of common stock. The shares issuable upon exercise of the warrants will constitute "restricted securities" within the meaning of Rule 144.

         All of Bay National Corporation's officers and directors are considered "affiliates" within the meaning of Rule 144 and will, therefore, be subject to the applicable resale limitations of that rule with respect to the shares purchased in this offering. In general, the number of shares that can be sold by each affiliate in brokers' transactions (as that term is used in Rule 144) within any three month period may not exceed the greater of (i) one percent (1%) of the outstanding shares as shown by the most recent report or statement published by Bay National Corporation or (ii) the average weekly reported volume of trading in the shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the sale.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed upon for Bay National Corporation by Ober, Kaler, Grimes & Shriver, a Professional Corporation, Baltimore, Maryland.

                                     EXPERTS

         The audited financial statements of Bay National Corporation, Inc. dated as of August 31, 1999, and for the period from June 3, 1999 (date of inception) to August 31, 1999 included in this prospectus have been included in reliance upon the report of Stegman & Company, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

                       HOW TO FIND ADDITIONAL INFORMATION

         We are a newly organized company and to date have not engaged in any business operations other than those activities necessary to engage in this offering and to organize and capitalize Bay National Corporation and Bay National Bank. We are not currently required to file reports with the Securities and Exchange Commission, although we will do so after this offering. We will furnish stockholders with annual reports containing audited financial statements. We may also send other reports to keep stockholders informed of our business.

         We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission, and this prospectus was included in the Registration Statement. This prospectus does not contain all of the information contained in the Registration Statement. You can read the Registration Statement and the exhibits to the Registration Statement at the following public reference facilities of the Securities and Exchange Commission: 450 Fifth Street, NW, Room 1024, Washington, DC 20549; 7 World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can obtain copies of the Registration Statement and the exhibits for a fee from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, NW, Room 1024,Washington, DC 20549. You may call 1-800-SEC-0330 to obtain information on the operation of the Public Reference Rooms. These materials also may be accessed via the Securities and Exchange Commission's Internet website. The address of that website is http://www.sec.gov.

         No one is authorized to give you information that is not included in this prospectus. If someone gives you any other information, you should not rely upon it because we may not have authorized the use of that information. We may deliver this prospectus to a prospective investor and/or sell shares of common stock in this offering even if the information in this prospectus changes after the date on the cover of the prospectus.

         This prospectus is not an offer to sell the common stock and is not a solicitation of an offer to buy the common stock in any state where the offer or sale is not permitted.

                          INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report....................................F-2

Balance Sheet...................................................F-3

Statement of Operations ........................................F-4

Statement of Changes in Stockholders' Equity ...................F-5

Statement of Cash Flows ........................................F-6

Notes to Financial Statements...................................F-7

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Bay National Corporation
Baltimore, Maryland


         We have audited the accompanying balance sheet of Bay National Corporation (a Development Stage Company) as of August 31, 1999 and the related statements of operations, changes in stockholders' equity and cash flows for the period June 3, 1999 (date of inception) to August 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bay National Corporation (a Development Stage Company) as of August 31, 1999 and the results of operations and cash flows for the period June 3, 1999 (date of inception) to August 31, 1999 in conformity with generally accepted accounting principles.



                                                          Stegman & Company




Baltimore, Maryland
September 13, 1999



                                                  BAY NATIONAL CORPORATION
                                                (a Development Stage Company)

                                                        BALANCE SHEET
                                                    AS OF AUGUST 31, 1999

                                                           ASSETS

Cash                                                                $1,048,218
Equipment - net                                                         12,844
Other assets                                                            25,325
                                                                 -------------

         TOTAL ASSETS                                               $1,086,387
                                                                 =============

                         LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
    Accrued payroll and payroll taxes                              $    11,535
    Accrued professional fees                                           59,761
                                                                  ------------

         Total liabilities                                              71,296
                                                                 -------------

STOCKHOLDERS' EQUITY:
    Preferred stock, $.01 par, 1,000,000 shares authorized;
      no shares issued or outstanding                                        -
    Common stock, $.01 par, 9,000,000 shares authorized,
      112,500 shares issued and outstanding                              1,125
    Surplus                                                          1,123,875
    Deficit accumulated during the development stage                  (109,909)
                                                                  ------------

         Total stockholders' equity                                  1,015,091
                                                                 -------------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $1,086,387
                                                                 =============



See accompanying notes.

                            BAY NATIONAL CORPORATION
                          (a Development Stage Company)

                             STATEMENT OF OPERATIONS
                        FOR THE PERIOD FROM JUNE 3, 1999
                     (DATE OF INCEPTION) TO AUGUST 31, 1999







REVENUES - Interest income                           $  1,633
                                                     --------

EXPENSES:
    Salaries and employee benefits                     39,468
    Professional fees                                  59,761
    Rent                                                3,801
    Other                                               8,512
                                                     --------

         Total expenses                               111,542

LOSS BEFORE INCOME TAX BENEFIT                       (109,909)

INCOME TAX BENEFIT                                         -

NET LOSS                                            $(109,909)
                                                    =========

EARNINGS PER SHARE:
    Basic net loss per share                        $    (.98)
                                                         ====
    Diluted net loss per share                      $    (.98)
                                                         ====




See accompanying notes.

                            BAY NATIONAL CORPORATION
                          (a Development Stage Company)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                        FOR THE PERIOD FROM JUNE 3, 1999
                     (DATE OF INCEPTION) TO AUGUST 31, 1999





                                                                      Deficit
                                                                    Accumulated
                                                                     During the
                                   Common                           Development
                                   Stock             Surplus           Stage
                                 ------------     ------------      -----------


BALANCES AT JUNE 3, 1999         $      -           $      -          $     -



ISSUANCE OF COMMON STOCK            1,125          1,123,875                -



NET LOSS                                -                  -         (109,909)
                                  -----------     ------------      -----------


BALANCES AT AUGUST 31, 1999         $1,125         $1,123,875       $(109,909)
                                    ======         ==========        =========






See accompanying notes.

                            BAY NATIONAL CORPORATION
                          (a Development Stage Company)

                             STATEMENT OF CASH FLOWS
                        FOR THE PERIOD FROM JUNE 3, 1999
                     (DATE OF INCEPTION) TO AUGUST 31, 1999


CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                       $   (109,909)
    Adjustments to reconcile net loss to net cash
     used by operating activities:
        Increase in other assets                                        (25,325)
        Increase in accrued payroll and payroll taxes                    11,535
        Increase in accrued professional fees                            59,761
                                                                    -----------

           Net cash used by operating activities                        (63,938)
                                                                    -----------

CASH FLOWS FROM INVESTING ACTIVITIES -
    Acquisition of equipment                                            (12,844)
                                                                    -----------

CASH FLOWS FROM FINANCING ACTIVITIES -
    Issuance of common stock                                          1,125,000
                                                                    -----------

NET INCREASE IN CASH                                                  1,048,218

CASH AT END OF PERIOD                                                    -

CASH AT END OF PERIOD                                                $1,048,218
                                                                    ===========


Supplemental Cash Flows information:
    Interest payments                                                $   -
                                                                     ==========

    Income tax payments                                              $   -
                                                                     ==========




See accompanying notes.

                            BAY NATIONAL CORPORATION
                          (a Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                        FOR THE PERIOD FROM JUNE 3, 1999
                     (DATE OF INCEPTION) TO AUGUST 31, 1999



1.  NATURE OF BUSINESS

           Bay National Corporation (the "Company") was incorporated on June 3, 1999 under the laws of the State of Maryland to operate as a bank holding company of a proposed new national bank with the name Bay National Bank (the "Proposed Bank"). It is intended that the Company will purchase all the shares of common stock to be issued by the Proposed Bank. The Company's operations to date have been limited to taking the necessary actions to organize and capitalize the Company and the Proposed Bank. The Proposed Bank has not commenced operations and will not do so unless the public offering of stock by the Company is successful and the Proposed Bank meets the conditions of the Office of the Comptroller of the Currency (the "OCC") to receive its charter authorizing it to commence operations as a national bank, has obtained the approval of the Federal Deposit Insurance Corporation to insure its deposit accounts, and meets certain other regulatory requirements.

2.  INCOME TAXES


           Federal and state income tax expense (benefit) consist of the following for the period ended August 31, 1999:

                Current federal income tax                                                     $  -
                Current state income tax                                                          -
                Deferred federal income tax expense (benefit)                                     -
                Deferred state income tax expense (benefit)                                       -
                                                                                               ---------

                      Total income tax expense (benefit)                                       $  -
                                                                                               =========

           The following chart is a summary of the tax effect of temporary differences that give rise to a significant portion of deferred tax assets:

                Deferred tax assets:
                    Net operating loss carryforwards                                             $19,400

                      Less valuation allowance                                                   (19,400)

                         Total deferred tax assets                                             $   -
                                                                                               =========



           No income tax benefit or deferred tax asset is reflected in the financial statements. Deferred tax assets are recognized for future deductible temporary differences and tax loss carryforwards if their realization is "more likely than not".

3.  LEASE COMMITMENTS

           Operating lease commitments entered into by the Company bear initial terms of five years. Minimum payments as of August 31, 1999 are as follows:

            2000                                     $175,830
            2001                                      175,830
            2002                                      175,830
            2003                                      175,830
            2004                                      173,930
            Thereafter                                 43,092
                                                    ---------

            Total minimum lease payments             $920,342
                                                    =========
4.  ISSUANCE OF COMMON STOCK

           The Company offered and sold 112,500 shares of its common stock, $0.01 par value per share, in a private placement organizational offering for a price of $10 per share and received aggregate consideration of $1,125,000.

           The planned initial public offering is on a best effort, minimum/maximum basis, whereby no shares will be sold unless the Company receives subscriptions for at least 900,000 shares at $10 per share and satisfies certain other regulatory conditions. A maximum of 1,500,000 shares may be sold in the initial public offering.

5.  OPTIONS AND WARRANTS

           The Board of Directors of the Company intends to adopt a stock option plan as a performance incentive for its and the Proposed Bank's executive employees and to encourage ownership of the Company's common stock by executive employees and directors. The plan will require the prior approval of the OCC and the approval of the Company's stockholders within one year from the plan's adoption by the Board of Directors.

           On August 31, 1999, the Board of Directors of the Company authorized the issuance on September 10, 1999, to each stockholder of record of the Company on August 31, 1999, of a warrant to purchase one share of common stock at $10 per share for every two shares that the stockholder purchased in the organizational offering. As a result, the Company issued 56,250 warrants. The warrants were issued in recognition of the financial and organizational risk undertaken by the purchasers in the organizational offering. The warrants become exercisable on the later of the date that the Proposed Bank opens for business or one year from the termination date of the Company's initial public offering, and are exercisable in whole or in part until that date which is five years from the date of the Company's prospectus.

6.  EARNINGS PER SHARE

           Basic net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period, including any potential dilutive common shares outstanding, such as options and warrants. No consideration was given to the outstanding warrants because of their anti-dilutive effect.

                                    EXHIBIT A
                             SUBSCRIPTION AGREEMENT

         This Subscription Agreement is entered into in connection with the offer and sale (the "Offering") of up to 1,500,000 shares (the "Shares") of Common Stock, par value $0.01 per share, of Bay National Corporation, a corporation incorporated under the laws of the State of Maryland (the "Company"), for a purchase price of $10.00 per share.

                                   WITNESSETH:

1. Purchase of Shares. The undersigned agrees to purchase the number of Shares set forth below and tenders the amount required to purchase such number of Shares by check, bank draft or money order drawn to the order of "Brown Brothers Harriman & Co., Escrow Agent for Bay National Corporation."

2. Acknowledgments. The undersigned acknowledges and agrees that:

         (a) The Company has established a minimum subscription of 1,000 shares ($10,000).

         (b) The undersigned has received a copy of the Company's prospectus dated _______________ (the "Prospectus"). By executing this Subscription Agreement, the undersigned acknowledges and agrees to all of the terms and conditions of the Offering as described in the Prospectus. This Subscription Agreement is not binding on the Company until accepted by the Company and until the Company authorizes the release of offering proceeds by the Escrow Agent. The Company reserves the right to accept or reject, in whole or in part and at its sole discretion, any Subscription Agreement. The Company shall notify the subscriber by mail of its acceptance or rejection, in whole or in part, of this Subscription Agreement.

         (c) Subscriptions are binding on subscribers and may not be revoked by subscribers except with the consent of the Company.

         (d) The Company reserves the right to cancel accepted Subscription Agreements at any time and for any reason until the satisfaction of the conditions of the Offering.

         (e) The Company may, in its sole discretion, allocate shares among subscribers in the event of an oversubscription for the Shares.

3. Representations and Warranties. The undersigned represents and warrants that he/she:

         (a) Is aware that no federal or state agency has made any finding or determination as to the fairness for public investment in, or any recommendation or endorsement of, the Shares.

         (b) Understands that the Company has no financial or operating history and that the Shares, as an investment, involve a high degree of risk, as described in the Prospectus.

         (c) Is aware that (i) there is no market for the Shares and that there can be no assurance that a market will develop and (ii) it may not be possible to liquidate his/her investment in the Shares readily.

         (d) Has adequate means of providing for his/her current needs and possible personal contingencies and has no need for liquidity in this investment.

         (e) Has carefully read the entire Prospectus, particularly the "Risk Factors" section therein.

         (f) Is a resident of Delaware, the District of Columbia, Florida, Maryland, Pennsylvania or Virginia.

         THE COMMON STOCK DOES NOT REPRESENT A DEPOSIT ACCOUNT OR OTHER OBLIGATION OF OUR PROPOSED BANKING SUBSIDIARY. THE COMMON STOCK IS NOT AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

         The Shares purchased by the undersigned shall be registered as specified below. If Shares are to be issued in more than one name, please specify whether ownership is to be as tenants in common, joint tenants with right of survivorship, community property, etc. If Shares are to be held in joint ownership, all joint owners should sign this Subscription Agreement. If Shares are to be issued in the name of one person for the benefit of another, please indicate whether registration should be as trustee or custodian for such other person.

         IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement on the date set forth below.

Date:_________________, ____                        _____________________________(SEAL)
                                                              Signature of Subscriber

Number of Shares Subscribed for:_______
(at $10 per Share)

Total Subscription Price: $____________             ____________________________________
                                                    Print Name(s) in which Shares are to be
                                                    Registered

Address of Subscriber:

-----------------------------

-----------------------------


Social Security/Taxpayer Identification Number

----------------------------------


Telephone Number with Area Code

(      )
----------------------------------

                                   ACCEPTANCE

         The foregoing subscription is hereby acknowledged and accepted as to _____________ shares.

Date: __________________, ____

                                            Bay National Corporation

                                            By:_________________________________
                                                    Authorized Officer


         No one has been authorized to give any
information or to make any representations in                              BAY NATIONAL CORPORATION
connection with this offering, other than those                                     [LOGO]
contained in this prospectus.  You may not assume that                           COMMON STOCK
we have authorized any other information or
representations.  The delivery of this prospectus and                          $10.00 PER SHARE
the sale of our common stock does not mean that there
has been no change in our affairs since the date of
this prospectus.  This prospectus is not an offer to                       900,000 SHARES (MINIMUM)
sell or a solicitation of an offer to buy securities                      1,500,000 SHARES (MAXIMUM)
in any state where the offer or sale is not
permitted.


                   TABLE OF CONTENTS
                                                   Page

Prospectus Summary....................................1
Risk Factors..........................................3
Bay National Corporation and Bay National Bank........8
                                                            --------------------------------------------
The Offering..........................................8
Use of Proceeds......................................11                           PROSPECTUS
Capitalization.......................................13
                                                            --------------------------------------------
Dividend Policy......................................13
Proposed Business of Bay National Corporation........14
Proposed Business of Bay National Bank...............14
Management's Plan of Operation.......................21
Supervision and Regulation...........................22
Management...........................................32
Securities Ownership of Certain Beneficial Owners  and
Management...........................................42
Certain Transactions.................................44
Description of Capital Stock.........................45
Shares Eligible for Future Sale......................48
Legal Matters........................................49
Experts..............................................49                                           , 1999
                                                           ---------------------------------------
How to Find Additional Information...................49
Index to Financial Statements.......................F-1
Exhibit A - Subscription Agreement..................A-1



Until _____________________________, ____, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

      Article Seventh of the Company's Articles of Incorporation provides that Bay National Corporation shall, to the full extent permitted by the Maryland General Corporation Law, indemnify a director or officer of Bay National Corporation who is or was a party to any proceeding by reason of the fact that he is or was a director or officer of Bay National Corporation.

      The Maryland General Corporation Law provides, in pertinent part, as follows:

      2-418 Indemnification of directors, officers, employees and agents.

      (a) DEFINITIONS. -- In this section the following words have the meanings indicated.

            (1) "Director" means any person who is or was a director of a corporation and any person who, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan.

            (2) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger, consolidation, or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

            (3) "Expenses" include attorney's fees.

            (4) "Official capacity" means the following:

                  (i) When used with respect to a director, the office of director in the corporation; and

                  (ii) When used with respect to a person other than a director as contemplated in sub-section (j), the elective or appointive office in the corporation held by the officer, or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation.

                  (iii) "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

            (5) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

            (6) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.

      (b) (1) PERMITTED INDEMNIFICATION OF DIRECTOR. -- A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that:

                  (i) The act or omission of the director was material to the matter giving rise to the proceeding; and

                        1. Was committed in bad faith; or

                        2. Was the result of active and deliberate dishonesty;
or

                  (ii) The director actually received an improper personal benefit in money, property, or services; or

                  (iii) In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

            (2) (i) Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.

                (ii) However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.

            (3) (i) The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.

                (ii) The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttal presumption that the director did not meet that standard of conduct.

      (c) NO INDEMNIFICATION OF DIRECTOR LIABLE FOR IMPROPER PERSONAL BENEFIT. -- A director may not be indemnified under subsection (b) of this section in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

      (d) REQUIRED INDEMNIFICATION AGAINST EXPENSES INCURRED IN SUCCESSFUL DEFENSES. -- Unless limited by the charter:

            (1) A director who has been successful, on the merits or otherwise, in the defense of any proceeding referred to in subsection (b) of this section shall be indemnified against reasonable expenses incurred by the director in connection with the proceeding.

            (2) A court of appropriate jurisdiction upon application of a director and such notice as the court shall require, may order indemnification in the following circumstances:

                  (i) If it determines a director is entitled to reimbursement under paragraph (1) of this subsection, the court shall order indemnification, in which case the director shall be entitled to recover the expenses of securing such reimbursement; or

                  (ii) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standards of conduct set forth in subsection (b) of this section or has been adjudged liable under the circumstances described in subsection (c) of this section, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any proceeding by or in the right of the corporation or in which liability shall have been adjudged in the circumstances described in subsection
(c) shall be limited to expenses.

            (3) A court of appropriate jurisdiction may be the same court in which the proceeding involving the director's liability took place.

      (e) (1) DETERMINATION THAT INDEMNIFICATION IS PROPER. -- Indemnification under subsection (b) of this section may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in subsection (b) of this section.

            (2)   Such determination shall be made:

                  (i) By the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, or, if such a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to such proceeding and who were duly designated to act in the matter by a majority vote of the full board in which the designated directors who are parties may participate;

                  (ii) By special legal counsel selected by the board of directors or a committee of the board by vote as set forth in subparagraph (i) of this paragraph, or, if the requisite quorum of the full board cannot be obtained therefor and the committee cannot be established, by a majority vote of the full board in which directors who are parties may participate; or

                  (iii) By the stockholders.

            (3) Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible. However, if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in the manner specified in subparagraph (ii) of paragraph (2) of this subsection for selection of such counsel.

            (4) Shares held by directors who are parties to the proceeding may not be voted on the subject matter under this subsection.

      (f) (1) PAYMENT OF EXPENSES IN ADVANCE OF FINAL DISPOSITION OF ACTION. -- Reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of:

                  (i) A written affirmation by the director of the director's good faith belief that the standard of conduct necessary for indemnification by the corporation as authorized in this section has been met; and

                  (ii) A written undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

            (2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make the repayment.

            (3) Payments under this subsection shall be made as provided by the charter, bylaws or contract or as specified in subsection (e) of this section.

      (g) VALIDITY OF INDEMNIFICATION PROVISION.--The indemnification and advancement of expenses provided or authorized by this section may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, the bylaws, a resolution of stockholders or directors, an agreement or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

      (h) REIMBURSEMENT OF DIRECTOR'S EXPENSES INCURRED WHILE APPEARING AS WITNESS.-- This section does not limit the corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent in the proceeding.

      (i) DIRECTOR'S SERVICE TO EMPLOYEE BENEFIT PLAN.-- For purposes of this section:

            (1) The corporation shall be deemed to have requested a director to serve an employee benefit plan where the performance of the director's duties to the corporation also imposes duties on, or otherwise involves services by, the director to the plan or participants or beneficiaries of the plan:

            (2) Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and

            (3) Action taken or omitted by the director with respect to an employee benefit plan in the performance of the director's duties for a purpose reasonably believed by the director to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

      (j) OFFICER, EMPLOYEE OR AGENT. -- Unless limited by the charter:

            (1) An officer of the corporation shall be indemnified as and to the extent provided in subsection (d) of this section for a director and shall be entitled, to the same extent as a director, to seek indemnification pursuant to the provisions of subsection (d);

            (2) A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify directors under this section; and

            (3) A corporation, in addition, may indemnify and advance expenses to an officer, employee, or agent who is not a director to such further extent, consistent with law, as may be provided by its charter, bylaws, general or specific action of its board of director or contract.

      (k) (1) INSURANCE OR SIMILAR PROTECTION. -- A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under the provisions of this section.

            (2) A corporation may provide similar protection, including a trust fund, letter of credit, or surety bond, not inconsistent with this section.

            (3) The insurance or similar protection may be provided by a subsidiary or an affiliate of the corporation.

            (l) REPORT OF INDEMNIFICATION TO STOCKHOLDERS.--Any indemnification of, or advance of expenses to, a director in accordance with this section, if arising out of a proceeding by or in the right of the corporation, shall be reported in writing to the stockholders with the notice of the next stockholders' meeting or prior to the meeting.

Item 25.  Other Expenses of Issuance and Distribution.

      The estimated expenses payable by the Company in connection with the offering described in this Registration Statement (other than underwriting discounts and commissions) are as follows:

SEC Registration Fee                                   $ 4,170
*Blue Sky Filing Fees and Expenses
       (Including counsel fees)
*Legal Fees                                            $85,000
*Broker-dealer Fees and Expenses
*Printing and Engraving
      (Including Edgar filing expenses)
*Accounting Fees and Expenses

*Other Expenses

     *TOTAL                                           $_______________

*To be provided by amendment

Item 26.  Recent Sales of Unregistered Securities.

      From June 18, 1999 to August 31, 1999, Bay National Corporation sold an aggregate of 112,500 shares of its common stock to the organizers of Bay National Corporation and Bay National Bank and certain other accredited investors. The price per share was $10.00 for an aggregate purchase price of $1,125,000. There were no underwriting discounts or commissions paid with respect to these transactions. All sales were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder.


Item 27.  Exhibits.

3.1   Articles of Incorporation of Bay National Corporation
3.2   Bylaws of Bay National Corporation
4.1   Rights of Holders of Common Stock (as contained in the Articles of
      Incorporation included herein as Exhibit 3.1)
4.2   Form of Common Stock Certificate
4.3   Form of Warrant
5.1   Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, as to legality of
      Common Stock
10.1  Form of Employment Agreement between Bay National Corporation and Hugh W. Mohler
10.2  Form of Employment Agreement between Bay National Corporation and John S. DiPietro
10.3  Form of Employment Agreement between Bay National Corporation and Thomas M. Neale
10.4  Form of Employment Agreement between Bay National Bank and Hugh W. Mohler
10.5  Form of Employment Agreement between Bay National Bank and John S. DiPietro
10.6  Form of Employment Agreement between Bay National Bank and Thomas M. Neale
10.7  Office Lease Agreement dated July 16, 1999 between Bay National Corporation and Joppa
      Green II Limited Partnership
10.8  Office Lease  Agreement dated July 16, 1999 between Bay National Corporation and Joppa
      Green II Limited Partnership
10.9  Lease Agreement dated September 16, 1999 between Bay National Corporation and John R.
      Lerch and Thomas C. Thompson
21.1  Subsidiaries of Bay National Corporation
23.1  Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation
      (contained in their opinion included herein as Exhibit 5.1)
23.2  Consent of Stegman & Company
24    Power of Attorney (contained herein on page II-8)
27    Financial Data Schedules
99.1  Form of Subscription Agreement (contained herein on page A-1)
99.2  Form of Escrow Agreement between Bay National Corporation and Brown
      Brothers Harriman & Co.


Item 28.  Undertakings.

      The Registrant hereby undertakes that it will:

      (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

      (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Baltimore, Maryland on September 24, 1999.

                                    BAY NATIONAL CORPORATION

                                    By:    /s/ Hugh W. Mohler
                                       -----------------------------
                                          Hugh W. Mohler
                                          President


                              POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Hugh W. Mohler and John S. DiPietro, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form SB-2 of Bay National Corporation, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in persons, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof. This power of attorney may be executed in counterparts.

      In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


              NAME                POSITION                           DATE
              ----                --------                           ----
                                  Director and President
/s/ Hugh W. Mohler                (Principal Executive        September 24, 1999
--------------------------------- Officer)
Hugh W. Mohler
                                  Treasurer
/s/ John S. DiPietro              (Principal Accounting and   September 24, 1999
--------------------------------- Financial Officer)
John S. DiPietro
                                                              September 24, 1999
/s/ James C. Alban, Jr.           Director
---------------------------------
James C. Alban, Jr.

       Name                      Position                         Date
       ----                      ---------                        ----
/s/ Carroll A. Bodie              Director                 September 24, 1999
-------------------------
Carrol1 A. Bodie

/s/ Charles E. Bounds             Director                 September 24, 1999
-------------------------
Charles E. Bounds

/s/ John R. Lerch                 Director                 September 24, 1999
-------------------------
John R. Lerch

/s/ H. Victor Rieger, Jr.         Director                 September 24, 1999
-------------------------
H. Victor Rieger, Jr.

/s/ Margaret Knott Riehl          Director                 September 24, 1999
-------------------------
Margaret Knott Riehl

/s/ William B. Rinnier            Director                 September 24, 1999
-------------------------
William B. Rinnier

/s/ Edwin A. Rommel, III          Director                 September 24, 1999
-------------------------
Edwin A. Rommel, III

/s/ Charles H. Salisbury          Director                 September 24, 1999
-------------------------
Charles H. Salisbury

/s/ Henry H. Stansbury            Director                 September 24, 1999
-------------------------
Henry H. Stansbury

                                  Director
--------------------------
Kenneth H. Trout

/s/ Eugene M. Waldron, Jr.        Director                 September 24, 1999
--------------------------
Eugene M. Waldron, Jr.



                                 EXHIBIT INDEX

3.1   Articles of Incorporation of Bay National Corporation
3.2   Bylaws of Bay National Corporation
4.1   Rights of Holders of Common Stock (as contained in the Articles of
      Incorporation included herein as Exhibit 3.1)
4.2   Form of Common Stock Certificate
4.3   Form of Warrant
5.1   Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, as to legality of
      Common Stock
10.1  Form of Employment Agreement between Bay National Corporation and Hugh W. Mohler
10.2  Form of Employment Agreement between Bay National Corporation and John S. DiPietro
10.3  Form of Employment Agreement between Bay National Corporation and Thomas M. Neale
10.4  Form of Employment Agreement between Bay National Bank and Hugh W. Mohler
10.5  Form of Employment Agreement between Bay National Bank and John S. DiPietro
10.6  Form of Employment Agreement between Bay National Bank and Thomas M. Neale
10.7  Office Lease Agreement dated July 16, 1999 between Bay National Corporation and Joppa
      Green II Limited Partnership
10.8  Office Lease Agreement dated July 16, 1999 between Bay National Corporation and Joppa
      Green II Limited Partnership
10.9  Lease Agreement dated September 16, 1999 between Bay National Corporation and John R.
      Lerch and Thomas C. Thompson
21.1  Subsidiaries of Bay National Corporation
23.1  Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation
      (contained in their opinion included herein as Exhibit 5.1)
23.2  Consent of Stegman & Company
24    Power of Attorney (contained herein on page II-8)
27    Financial Data Schedule
99.1  Form of Subscription Agreement (contained herein on page A-1)
99.2  Form of Escrow Agreement between Bay National Corporation and Brown
      Brothers Harriman & Co.

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